UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A
Amendment #2

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant To Section 12(b) or (g) of The Securities Exchange Act of 1934

MEDirect Latino, Inc.
(Name of Registrant as specified in its charter)

Florida	20-1327083
(State or other jurisdiction of	(I.R.S. Employer
incorporation or jurisdiction)	Identification Number)

1551 NW 65th Avenue, Suite 4, Plantation, Florida 33313
(Address of principal executive offices)

Registrant’s telephone number, including area code: 954-321-3540

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common stock, par value $.0001	Over-the-Counter Bulletin Board

TABLE OF CONTENTS

Item 1. Business
General Development of Business
How We Generate Our Revenues
Contracts
Growth Strategy
Future Growth Strategy
Competition from Direct-to-Consumer Medical Suppliers Outside Hispanic Community
Item 1a. Risk Factors
Risks Related to the Business
Risks Related to the Industry
Item 2. Financial Information
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Results of Operations
General Trends and Outlook
Liquidity and Capital Resources
Capital Resources
Critical Accounting Policies
Recently Issued Accounting Pronouncements
Effect of Inflation
Qualitative and Quantitative Disclosure about Market Risk
Item 3. Properties.
Item 4. Security Ownership of Certain Beneficial Owners and Management.
Item 5. Directors and Executive Officers.
Item 6. Executive Compensation.
Item 7. Certain Relationships and Related Transactions.
Item 8. Legal Proceedings.
Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.
Transfer Agent
Item 10. Recent Sales of Unregistered Securities.
Item 11. Description of Registrant’s Securities to be Registered.
Item 12. Indemnification of Directors and Officers.
Item 13. Financial Statements and Supplementary Data.
Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosures.
Item 15. Financial Statements and Exhibits.

EXPLANATORY NOTE
We are filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $.0001, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Once we have completed this registration, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g).

Unless otherwise noted, references in this registration statement to “MEDirect,” the “Company,” “we,” “our” or “us” means MEDirect Latino, Inc., a Florida corporation. Our principal place of business is located at 1551 NW 65th Avenue, Suite 4, Plantation, Florida 33313. Our telephone number is (954) 321-3540.

FORWARD LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These “forward-looking statements” can be identified by use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. These risks and uncertainties include unanticipated trends in the various markets we serve, changes in healthcare and Medicare regulations, domestic economics, competitive and security conditions, governmental regulations and associated legal costs and our ability to stay abreast of increasing technology demands. For a discussion of these risks, you should read this entire Registration Statement carefully, especially the risks discussed under “Risk Factors.” The forward looking statements included in this Registration Statement do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. In the light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

Item 1. Business

General Development of Business

MEDirect Latino, Inc. was incorporated in July 2002 for the purpose of developing its business model to operate as a national direct-to-consumer provider of medical products and services. On July 23, 2004, we entered into a Reorganization Agreement with Interaxx Digital Tools, Inc. (“IDT”), a Florida corporation formed December 30, 2002. All shareholders of the old MEDirect Latino, Inc. exchanged all shares of capital stock in return for approximately 85% of the capital shares of IDT. IDT is one of four stand-alone companies resulting from a second joint plan of reorganization filed under Chapter 11 of the Bankruptcy Code by Interaxx Technologies, Inc. and Interaxx Television Network, Inc. IDT was created as a non-reporting, publicly held company for the purpose of making a diversified distribution of securities to the existing shareholders and creditors of the reorganized companies so as to best protect their capital interests. Subsequent to the Reorganization Agreement, IDT changed its name to MEDirect Latino, Inc as the new operating entity.

Our fiscal year ends June 30th of each year. During the last three fiscal years, we have not been subject to the reporting requirements of the Exchange Act of 1934, as amended. As such, we have not filed any filings with the Securities and Exchange Commission, however, by this filing we intend to become fully reporting.

We are a federally licensed, direct-to-consumer, Participating Provider of Medicare, Part B Benefits primarily focused on supplying diabetic testing supplies to the Hispanic Medicare eligible community. The Company serves customers domestically and in Puerto Rico. We distribute diabetic diagnostic testing supplies and ‘quality of life’ enhancing products (i.e. heating pads, seat lifts and walking assistance devices) which address the healthcare needs of our customers who also have circulatory and mobility related afflictions resulting from diabetes.

We have estimated the current Hispanic market for our products is approximately $748 million in the continental United States. We believe this estimate to be understated as research shows only 1.4 million of the over 4.1 million eligible Hispanics that are either disabled or over 65 and eligible to receive Medicare benefits are actually enrolled and collecting benefits. Management believes the key factor for the failure of those eligible to collect benefits that do not is primarily due to the cultural and language barriers they face. Due to the incidence of diabetes within the Hispanic community there are potentially more than 1.4 million Medicare eligible Hispanics with diabetes who are collecting benefits and several million more elderly Hispanics who are eligible but not currently collecting benefits. This implies a domestic market for the Company’s products in excess of $1 billion, and Puerto Rico provides additional opportunities.

How We Generate Our Revenues

Our revenues are generated from product orders resulting from advertising. This advertising gives information to the consumer on how to contact us, orders are placed and then shipped from our business location. We have no retail operations. We accept assignment of Medicare claims, as well as claims with respect to other third-party payers, on behalf of our customers. We process claims, accept payments and assume the risks of delay or nonpayment. We employ the administrative personnel necessary to transmit claims for product reimbursement directly to Medicare and private health insurance carriers. Medicare reimburses at 80% of the Medicare Fee Schedule for approved diabetes testing and respiratory supplies, and we bill the remaining 20% of the Medicare Fee Schedule to either third-party payers or directly to customers. Industry models show approximately 10-12% of the direct billable clients result in charge off to bad debt, and we have made allowances for this in our business model. The Health Products and Services industry is subject to numerous federal, state and local government regulations.

Contracts

We have established agreements with wholesale suppliers for the products and services we currently distribute.

How We Manage Our Operations

We utilize outsourced call centers for initial in-bound calls which are electronically handed off to our in-house Customer Care Representatives to handle customer calls, sales, verifications, billing and shipping. The primary outsourced call center is fully operational and capable of handling 500 simultaneous incoming calls. We are actively pursuing additional call center capacity. Customer orders are processed by our sole Florida operations facility. The Florida facility is responsible for the following duties that further enhance the customer’s experience:

•	Verify the customer is qualified;

•	Contact the physician (process Certificate of Medical Necessity);

•	Receive the customer information & authorization (Authorization of Benefits);

•	Complete the patient file;

•	Ship the supplies directly to the customer’s home;

•	Process the order for reimbursement (billing appropriate parties);

•	Maintain contact with the customer (to insure on-going patient education & regulatory compliance);

•	Contact the customer according to the testing regime established by their physician; and

•	Process re-orders according to customer authorization, physician orders and Medicare procedures.

All shipping is direct to the consumer and is handled in our Florida facility, with the Company receiving bulk shipments from its suppliers to the same facility.

We hold weekly meetings with all key members of the operational areas of the Company, including sales, compliance, billing, shipping and administration. Such operational weekly meetings result in a thorough discussion of weekly results and problems, with plans and goals for the week set at such meetings.

Regulatory Mandates

Our business model takes into consideration regulatory mandates which include initial customer contact requirements. Prospective customers view our advertisement on television (Hispanic broadcast media) with information of how to contact MEDirect. Once a customer contacts us, our customer care representatives explain the benefits of our service and qualify the prospective customer, and answers their questions. Next, our in-house compliance department processes the customers’ authorization and physician prescription. Once complete documentation is assembled our in-house fulfillment center is authorized to ship the products directly to the customer. It is at this introduction to the Company that the language barriers are apparent and must be overcome. We take great care to ensure the customer is educated and their needs are met. All of these factors help to solidify customer retention rates and expected long-term brand loyalty.

We maintain a website with the address www.medirectlatino.org. We are not including the information contained in our website as part of, or incorporating it by reference into, this report on Form 10. We will make available free of charge through our website any of our filings as soon as reasonably practicable after we electronically file these materials with, or otherwise furnish them to, the Securities and Exchange Commission (“SEC”).

Materials filed by us with the SEC are also available to the public to read and copy at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

In order to implement our current business model, we have completed the following:

•	Identified our target consumer through extensive research, reached them and they responded;

•	Obtained the necessary licenses to service these consumers;

•	Developed efficient methods to reach the target consumer;

•	Prepared supply channels to support anticipated demand;

•	Prepared distribution channels to fulfill anticipated demand;

•	Established the HIPPA compliant IT infrastructure and human resources to manage anticipated demand;

•	Prepared a marketing plan and creative concept to drive demand;

•	Tested our advertising methods and infrastructure in preparation for our current national marketing initiatives;

•	Began a rollout of our advertising and products in Puerto Rico in March, 2005, and expanded to a national advertising program on September 20, 2005 and the corresponding sales of our products; and

•	Achieved monthly gross sales of our products of over $500,000 in the month of December, 2005

Based upon completion of these critical steps, we intend to make Medicare fully accessible to the Hispanic community by eliminating the perceived bureaucratic roadblocks, upfront payment considerations and the legitimate language barrier for obtaining benefits for this elderly and disabled consumer. We intend to build brand loyalty within our targeted market through our customer care facility staffed by Spanish speaking representatives, who are trained to navigate the voluminous paperwork required by Medicare, and are taught by diabetic educators to assist our customers in the daily maintenance of their diabetes.

Growth Strategy

Plan of Operation for the remainder of current fiscal year and the first six months of the next fiscal year.

Our Growth Strategies

We believe that there are significant opportunities for us to increase our revenues and market position in the Hispanic Medicare reimbursement market by:

•	Optimizing our marketing plan designed for 2006;

•	Maintaining our state-of-the-art technology position;

•	Maintaining our efficient management structure;

•	Managing our inventory to implement just in time inventory results;

•	Expanding our products so that new products may be offered to our existing and new customer base every 90 days;

•	Increasing our sales volume so that better pricing can be achieved with our suppliers;

•
Expanding to regional offices where we will ship regionally to our customers to reduce logistics costs and allowing such offices to operate as local sales offices, calling on physicians servicing our customers, and;

•	Maintaining a conservative balance sheet and disciplined capital spending program.

Aggressively Pursue National Advertising

Our marketing model leverages the unique characteristics of the Hispanic market coupled with proprietary demographic data that we developed in order to deliver our message in a cost efficient basis. Our ability to reach the target market is facilitated by the unique penetrative quality of Hispanic media. This unique aspect of the Hispanic media is cited in a recent report from Market Segment Research & Consulting, Inc. The report cites that Hispanics watch 43% more television (25.4 hrs/wk) and listen to 12% more radio (16.5 hrs/wk) than non-Hispanics. Moreover, Nielsen data conclusively demonstrates that English-Language television does not effectively reach the Hispanic audience.

Focusing on Developing MEDirect as a Brand Name

Increasing MEDirect’s reputation and name/brand recognition among its customers, manufacturers, employees, management, shareholders, and the investment community is a primary goal of management in 2006. We will continue to position MEDirect Latino as the national leader in providing Hispanic, Medicare Eligible Beneficiaries, the critical link between their benefits and the healthcare products they need to maintain their quality of life.

Cross Selling Other “Quality of Life” Products

One of the many strengths of our business model is our recurring revenue base through the regulatory mandated 90-day re-order cycle of our primary diabetic testing supplies. This provides a valuable stream of future cash flows, a scheduled follow up to solidify customer relations and a systematic method to offer new products. We intend to introduce new Medicare eligible products to our customers as they are identified and meet quality and cost benefits ratios. These products will be selected based on customer polls for “Quality of Life” enhancing products, which address additional healthcare needs of our customers who have related afflictions resulting from diabetes. Additional products will be offered through a methodical process to minimize revenue and earnings volatility, while increasing the average revenue per customer, per order while maintaining regulatory compliance. Based upon this review we began offering two “Quality of Life” enhancing products in August 2005, heating pads to assist customers with circulatory problems and chairlifts to assist customers with mobility problems. We anticipate adding further products in 2006 as they are identified.

Continued Attention to Customer Retention and Increasing Recurring Revenue Streams

Our marketing strategy is to effectively deliver the message that our product lines are equal in price and quality to our competitors, but we offer our diabetic supplies with the convenience of home delivery, without the normal out of pocket costs. Furthermore, we bill Medicare directly releasing patients from the burden of filling out long complicated forms. Finally, our packaging appears in Spanish and all of our Customer Service Representatives are fluent in both English and Spanish

Selectively Adding Complimentary Business and Products

Our management team believes they can further solidify market position by becoming a one-stop shop for diabetic supplies. To round out our current product offerings, we must obtain a pharmacy license to sell insulin. To this end, management is seeking to identify a closed-door pharmacy with the necessary licenses. A closed-door pharmacy is a pharmacy that does not have a physical facility for retail sales and does not service walk-in customers. Management is currently establishing the criteria for the potential acquisition of this closed door pharmacy.

Future Growth Strategy

We are presently evaluating plans for our San Juan, Puerto Rico office, and following such evaluation may elect to staff this facility with Customer Service Representatives and logistical support personnel to expand current distribution services and reduce operating costs, currently this facility is not staffed and it is used simply to maintain a presence in Puerto Rico. Additionally, through this local presence, we expect to expand reimbursement services to the Commonwealth’s dually eligible Medicare-Medicaid market. According to recent Commonwealth data, this expansion potentially adds over 200,000 customers to our market opportunity.

We may plan to utilize this facility to directly distribute products to our Puerto Rican customers currently being serviced from our 6,000 square foot office/warehouse facility in Florida. Drop shipments of our products to our San Juan facility by suppliers is estimated to reduce operating costs by 2.5 percent, thus increasing profits, if we initiate such operations. If staffed, we may utilize our Customer Service Representatives in Puerto Rico to call on general practitioners and endocrinologists who service the diabetic community in Puerto Rico, for the purpose of educating them about our services.

As we gain a foothold in the U.S. domestic market, management may duplicate its facility expansion in other geographic areas of the country as sales justify the need, or when a particular state’s Medicaid reimbursement system is ideally suited for our customer profile.

Total revenues from inception for all sales of diabetic and related products are set forth in “Consolidated Financial Statements and Supplementary Data” attached hereto and made part hereof.

We know of no national or regional competition in the Hispanic focused Medicare market. However, each region has local “corner store” pharmacies that control market share within their geographic area. However, these local competitors typically do not accept Assignment under Medicare Part B and require the customer to pay 100%, up front for their medications, and seek the Medicare reimbursement amount (80%) on their own. Our business model delivers Medicare approved healthcare products to our customers without up front cost, in a three month supply delivered directly to their home, and we navigate the reimbursement process under Part B assignment.

Competition from Direct-to-Consumer Medical Suppliers Outside Hispanic Community

Management believes it is not likely that we will encounter competition from a direct-to-consumer medical supplier from an Anglo based company. Typically Hispanics over the age of 65 speak, read, write, watch television, and listen to the radio in Spanish and most are not bilingual. Therefore our products, services and advertising are offered in Spanish. To address this requirement, our primary language throughout MEDirect is Spanish. The phones are answered in Spanish, our advertisements are in Spanish, our packaging is in Spanish and our communication with our customers is in Spanish. Direct-to-consumer companies focused on the Anglo market are not positioned to penetrate the Hispanic marketplace. To enter the Hispanic marketplace they would need to establish an infrastructure to manage Hispanic operations. It is more likely that they would attempt to acquire us before attempting to build a new Hispanic direct-to-consumer operation from the ground up.

All Durable Medical Equipment (DME) pricing is set by the Regional Service Providers. Price competition is fixed and is established under the auspices of Medicare, and as such, price competition does not exist. In all comparisons, our products are the same and provide equal features and have equal performance and benefits of our competitors’ products. Key factors that have resulted in the present competitive position in this industry are without doubt the Balanced Budget Act of 1998, whereby Medicare was provided the legislative authority to reimburse for epidemic chronic care needs of those with diabetes.

The Medicare Modernization Act, which was signed into law on December 8, 2003, froze for the 2004 calendar year the reimbursement rates for diabetes testing supplies at the rates that were in effect for the 2003 calendar year. As of January 1, 2005, reimbursement rates for diabetes test strips and lancets were reduced by the percentage difference between the median amounts paid by the Federal Employees Health Benefit Program in the 2002 calendar year and the amount reimbursed by the Medicare program in the 2002 calendar year. The maximum downward adjustment for test strips and lancets for calendar year 2005 was 4.1% for diabetes test strips and 5.36% for lancets, but the actual percentage decrease in payment amounts for any particular provider will depend on the geographic distribution of its patients. No further adjustments in reimbursement rates for test strips and lancets are expected for calendar year 2006.

The Medicare Modernization Act also contains provisions that may have a positive effect on the future performance of our Company. Beginning January 1, 2005, Medicare coverage has been provided for an initial physical examination and for regular diabetes screening tests. This coverage may increase the incidence of diagnosis of diabetes and potentially expand the Medicare market for testing supplies and other diabetes products. While the benefit resulting from Medicare reimbursement for the costs of regular diabetes screening tests and initial physical examinations is difficult to quantify, we do not believe it will materially benefit our results of operations; however, we do expect that it could contribute toward the expansion of our patient base going forward as the population of diagnosed diabetics will likely increase as a result of Medicare reimbursement for such testing. We do not expect these current regulations to affect our operations as it might other companies as we have yet to achieve full market penetration of our target demographic.

In addition, the Medicare Modernization Act provides for coverage of insulin and syringes beginning January 1, 2006. The Medicare Modernization Act further establishes a program for competitive bidding of certain durable medical equipment items, expected to include diabetes test strips, beginning January 1, 2007. The program will likely be implemented in the ten largest metropolitan areas in 2007, and then gradually implemented in less populated areas.

We are subject to government regulations, including numerous laws regulating reimbursement under various government programs and for fraud prevention. Violations of federal and state regulations can result in severe criminal, civil and administrative penalties and sanctions, including disqualification from Medicare and other reimbursement programs.

Medicare is a federally funded program that provides health insurance coverage for qualified persons age 65 or older and for some disabled persons. The products that we provide are reimbursable by Medicare, and are therefore subject to extensive regulation. Current Medicare reimbursement guidelines stipulate, among other things, that quarterly orders of diabetes supplies to existing patients be verified with the patients before shipment and that all doctors’ orders for supplies be re-validated every twelve months through the receipt of new doctors’ orders.

We process claims, accept payments and assume the risks of delay or nonpayment. We also employ the personnel necessary to transmit claims for product reimbursement directly to Medicare and private health insurance carriers. Medicare reimburses at 80% of the government-determined fee schedule amounts for reimbursable supplies, and we bill the remaining balance to either third-party payers or directly to patients.

Numerous federal and state laws and regulations, including the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), govern the collection, dissemination, use and confidentiality of patient-identifiable health information. As part of our provision of, and billing for, diabetes testing supplies, we are required to collect and maintain patient-identifiable health information. New health information standards, whether implemented pursuant to HIPAA, congressional action or otherwise, could have a significant effect on the manner in which we handle healthcare related data and communicate with payers, and the cost of complying with these standards could be significant. If we do not comply with existing or new laws and regulations related to patient health information we could be subject to criminal or civil sanctions.

Numerous federal, state and local laws relating to, safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances apply to portions of our operations. Labeling and promotional activities relating to medical devices and drugs are subject to regulation by the FDA and the Federal Trade Commission. To the extent we engage in new activities or expand current activities into new states, the cost of compliance with applicable regulations and licensing requirements could be significant.

We believe that we are currently in compliance, in all material respects, with applicable federal, state and local statutes and ordinances regulating the discharge of hazardous materials into the environment. We do not believe we will be required to expend any material amounts in order to remain in compliance with these laws and regulations or that such compliance will materially affect our capital expenditures, earnings or competitive position.

The Healthcare industry is an area of rapid regulatory change. Changes in the laws and regulations and new interpretations of existing laws and regulations may affect permissible activities, the relative costs associated with doing business, and reimbursement amounts paid by federal, state and other third-party payers. We cannot predict the future of federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations. Future legislative and regulatory changes could have a material adverse impact on us.

The number of persons we currently employ is 91. We expect in the next calendar year to increase the number of employees to 270 based on our projected sales.

Reports to Shareholders

We will post on our website all quarterly filings, after such reports are filed with the SEC. It is our present intention to distribute an annual report to our shareholders in advance of our annual meeting, which will include our audited financial statements issued by our independent auditors for the previous fiscal year. Shareholders will have access to all quarterly and annual reports free of charge.

Item 1a. Risk Factors

The following risks and uncertainties are not the only ones facing us. Additional risks and uncertainties of which we are unaware or which we believe are immaterial could also materially adversely affect our business, financial condition or results of operations.

Risks Related to the Business

We have a history of losses, limited revenues and may not become profitable.

MEDirect is an early stage company. To date, we have limited revenues and limited assets and have experienced operating losses since inception. MEDirect had a net operating loss of $1,345,834 and an accumulated deficit of $767,569 for the fiscal year ended June 30, 2005. There can be no assurance that the Company will generate significant revenues in the future or that we will be able to generate sufficient cash flow to meet expenses. Although initial operations support the profit potential of the business model, there can be no assurance results of operations or our business strategy will achieve significant revenue or profitability in the near future.

Limited operating history makes an evaluation of MEDirect’s business difficult.

There is a limited amount of operating history, which makes it difficult to evaluate our current business and prospects or to accurately predict its future revenues or results of operations. The business model, and accordingly the revenue and income potential, is new and not fully proven. In addition, the Company is subject to risks and difficulties frequently encountered by early-stage operations. There can be no assurance that MEDirect will be able to adapt to these factors and our failure to do so will adversely affect our operations.

We have a limited trading market for our securities and shareholders may not be able to sell at a particular time for a certain price.

Our limited market for trading creates an illiquid market for our securities. As such, shareholders may not be able to sell the amount of shares they wish to sell at any given time and, if they sell, the market price of the securities may be depressed.

The application of the “penny stock” rules could adversely affect the market price of our common shares and increase our transaction costs to sell those shares.

As long as the trading price of our common shares is below $5 per share, the open market trading of our common shares will be subject to the “penny stock” rules. The penny stock rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1 million or annual income exceeding $200,000 or $300,000 together with their spouses). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent in the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common stock, and may result in decreased liquidity for our common stock and increased transaction costs for sales and purchases of our common stock as compared to other securities. These and other factors may make it difficult for our stockholders to sell their shares in the open market if and when eligible to do so. In addition, stock prices for many biotechnology companies fluctuate widely for reasons that may be unrelated to operating results. These fluctuations, as well as general economic, market and political conditions such as interest rate increases, recessions or military or political conflicts, may materially and adversely affect the market price of our common stock, thereby causing you to lose some or all of your investment.

We are relying on management to manage our growth strategy otherwise we may not become profitable.

Implementation of our growth strategy may impose significant strain on our management, operating systems and financial resources. Failure to effectively manage our growth or unexpected difficulties during expansion could have a negative impact on results of operations and financial conditions.

Our business is subject to government regulation and our success depends on our ability to maintain full compliance with applicable regulations.

The healthcare and products industry is subject to numerous federal, foreign, state and local government regulations including those relating to the sale of our products and services. We must comply with FDA, Medicare and HIPPA guidelines and regulations as well as laws and regulations governing our relationship with our employees, including minimum wage requirements, unemployment, overtime, workers’ compensation, working and safety conditions and citizenship requirements. Failure to comply with any or all of these regulations would adversely effect our operations and could cause our business to cease.

We are not profitable and the potential profitability of our business will decrease if recurring orders from our customers are not received.

The profitability of our business depends in large part on recurring and sustained reorders of products for the treatment and management of diabetes. Reorder rates are inherently uncertain due to several factors, many of which are outside the Company’s control, including changing customer preferences, customer transition to other competitors, customer transition to extended care facilities, customer mortality and general economic conditions. We generally incur losses and negative cash flow with respect to the first order from a new customer, due primarily to the marketing and regulatory compliance costs associated with initial customer qualification.

If we cannot obtain our products for the treatment of diabetes at reasonable prices, our profits may decline.

The prices at which we purchase products for the treatment of diabetes are critical to our business. The reimbursement rate for each medical product is at a fixed price determined by Medicare. As such, our gross profit margin on each medical product is dependent upon the price at which we purchase the product from our contract manufacturers. If we are not able to obtain our medical products at competitive rates from our contract manufacturers, our profitability will be severely impaired.

We could experience significantly reduced profits if improved technologies that reduce or eliminate the need for consumable testing supplies are developed for glucose monitoring.

The majority of the consumable testing supplies are used to draw and test small quantities of blood for the purpose of measuring and monitoring glucose levels. Numerous research efforts are underway to develop more convenient and less intrusive glucose measurement techniques. The commercialization and widespread acceptance of new technologies that may eliminate or reduce the need for consumable testing supplies could negatively affect our operations. However, we presently know of no commercially viable alternative which would affect our market.

We could lose customers and revenues to new or existing competitors.

Although management believes that there is no significant direct competition in the Hispanic marketplace, competition from other sellers of direct-to-consumer diabetic products is intense and expected to increase. Many of our competitors and potential competitors are large companies with well-known names and substantial resources. These companies may develop products and services that are more effective or less expensive than any that we are developing or selling. They may also promote and market these products more successfully than we promote and market our products.

Our ability to achieve or maintain profitability will be constrained if we do not effectively manage our anticipated expansion of operations.

We expect to significantly increase our employee base as we further implement our business model and develop our product and service offerings. As we expand our operations, we expect to increase the size of our employee base which will require training and additional management duties. Our management and operations are likely to be strained by this anticipated growth.

Currently, the Company does not distribute any products or services which require a pharmacy license, however, if the Company where to distribute pharmaceutical drugs and Pharmacy licensing is delayed, our ability to generate revenues would be diminished.

Currently, MEDirect Latino does not distribute any products or services which require a pharmacy license in any state or municipality. In general, if the Company were to seek pharmacy licensing to distribute pharmaceutical drugs, those pharmacy operations are regulated by each state.

We could be liable for harm caused by products that we sell.

The sale of medical products entails the risk that users will make product liability claims. A product liability claim could be expensive. Our insurance may not provide adequate coverage against these claims; however, the Company requires every manufacture to name the Company as ‘additionally insured’ and requires each manufacture to have its general liability policy on file with the Company.

If our suppliers or we do not comply with applicable government regulations, we may be prohibited from selling our products.

The Food and Drug Administration and other regulatory agencies regulate many of the products that we are selling and will sell in the future. If any of these agencies mandate a suspension of production or sales of our products or mandate a recall, we may lose sales and incur expenses until we are in compliance with the regulations or change to another acceptable supplier.

Our quarterly revenues or operating results could vary, which may cause the market price of our common stock to decline.

We have experienced fluctuations in our quarterly operating results and anticipate that such fluctuations could continue. Results may vary significantly depending on a number of factors, including:

•	Changes in reimbursement guidelines and amounts;

•	Changes in regulations affecting the healthcare industry;

•	Change in the mix or cost of our products;

•	The timing of customer orders;

•	The timing and cost of our advertising campaigns;

•	The timing of the introduction or acceptance of new products and services offered by us or our competitors; and

•	The availability of “just in time” inventory.

Risks Related to the Industry

We could experience significantly reduced revenues and profits if Medicare or other government programs change, delay or deny reimbursement.

Sales of our products for the treatment and management of diabetes depend on the continued availability of reimbursement of our customers by government and private insurance plans. Any reduction in Medicare or other government programs or private plan reimbursements currently available for our products would reduce our revenues. Without a corresponding reduction in the cost of such products, the result would be a reduction in our overall profit margins. Similarly, any increase in the cost of such products would reduce our overall profit margin unless there was a corresponding increase in Medicare or other government program reimbursement. Our profits could also be affected by the imposition of more stringent regulatory requirements for Medicare or other government program reimbursements or adjustments to previously reimbursed amounts.

If our suppliers or we do not comply with applicable government regulations, we may be prohibited from selling our products.

The majority of the products that we sell are regulated by the FDA and other regulatory agencies. If any of these agencies mandate a suspension of production or sales of our products or mandate a recall, we may lose sales and incur expenses until we are in compliance with the regulations or change to another acceptable supplier.

Item 2. Financial Information

The statement of operations data for the years ended June 30, 2003, 2004, and 2005 and balance sheet data at June 30, 2004 and 2005 are derived from, and should be read in conjunction with, MEDirect’s audited financial statements for the fiscal year ended June 30, 2005 attached hereto. The statement of operations data for the three-months ended September 30, 2004 and 2005 and balance sheet data at September 30, 2004 and 2005, are derived from, and should be read in conjunction with, MEDirect’s audited financial statements attached hereto.

Selected Statements of Operations Data

	June 30,	June 30,	June 30,
	2003	2004	2005

Revenues	$0	$103,203	$263,121
Cost of Sales	$1,365	$99,205	$117,095
Interest expense	$19,220	$67,895	$86,296
Depreciation expense	$4,866	$26,503	$41,455
General and administrative expenses	$579,436	$1,098,291	$1,437,782
Net loss	$(604,887)	$(1,170,493)	$(1,419,507)

Selected Balance Sheet Data

	June 30,	June 30,	June 30,
	2003	2004	2005

Current assets	$2,120	$36,440	$51,606
Total assets	$56,118	$128,982	$186,151

Current liabilities	$129,681	$701,426	$1,044,558
Total Stockholders Deficiency	$(275,283)	$(1,365,464)	$(858,407)

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with “Selected Financial Data” and our financial statements and related notes thereto included elsewhere in this registration statement. Portions of this document that are not statements of historical or current fact are forward-looking statements that involve risk and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this registration statement should be read as applying to all related forward-looking statements wherever they appear in this registration statement. Our actual results could differ materially from those anticipated in the forward-looking statements. Factors that could cause our actual results to differ materially from those anticipated include those discussed in “Risk Factors,” “Business” and “Forward-Looking Statements.”

Results of Operations

From Inception to December 31, 2005

Revenues.

Our revenues were negligible during the first two and one quarter years of our existence. Revenues until April, 2005 were derived solely through our test marketing in four geographic areas, and totaled approximately $350,000. In March, 2005, we substantially increased our gross revenues due to the launch of our media campaign in Puerto Rico, and our national launch on September 20, 2005.

We tested our marketing plan, message and internal protocols in select targeted markets domestically and in Puerto Rico from the fourth quarter, 2003, through the fourth quarter, 2004. Based on confirmative data, we launched our Puerto Rico advertising initiatives in the first quarter, 2005, which continues today. We initiated our national marketing campaign on Telemundo Television Network with our commercial airing nationally on September 20, 2005. Based on successful domestic testing of our media, message and internal protocols, we commenced our national network advertising initiatives. The following sets forth the gross revenues realized by the Company from our operation since the launch of our media campaigns in Puerto Rico and nationally;

•	May revenue (approximately $32,000) was up 4.7% over April;

•	June revenue (approximately $50,000) was up 57% over May;

•	July revenue (approximately $83,500) was up 67% over June;

•	August revenue (approximately $146,000) was up 75% over July;

•	September revenue (approximately $304,000) was up 109% over August;

•	October revenue (approximately $418,000) was up 37% (despite the effects of Hurricane Wilma) over September; and

•	November revenue (approximately $540,000) was up 29% over October.

Gross Margins.

Gross margin as a percentage of net revenues since the beginning of significant sales in May, 2005 has averaged in the low 70% range. In November, we realized gross margins of 74%. We expect that our gross margin for the foreseeable future will be maintained at current levels primarily as a result of the continued expected increase in net revenues and more favorable terms from our suppliers, which offset the Medicare reimbursement reductions for diagnostic testing supplies that went into effect January 1, 2005.

Selling, general and administrative.

SG&A expenses include the wages and salaries of administrative and sales personnel, as well as other general overhead costs not directly related to product costs. SG&A expenses were approximately $275,000 from inception to April, 2005. From May 2005 through September 2005, the Company incurred approximately $30,800 per month in such expenses. This increase was due to the increasing of our staffing to the current level of 91 employees, as well as the costs attributable to our publicly traded status, and our move to become a fully reporting company with the SEC. Presently, our SG&A averages 78.5% of gross revenues, and we expect this percentage to continue to decrease as of gross revenues increase.

Income from operations.

Gross revenue from operations beginning in July, 2005, when significant sales began through November, 2005 was $1,429,382 compared to $629,445 since we began operations in 2002 until June, 2005. This increase was primarily attributable to a launch of a media campaign in Puerto Rico in March 2005, and the national launch of our media on September 20, 2005. We have had losses since our existence began of ($3,250,723). However, since March, 2005 through September 2005, we have losses of ($796,670).This comparable increase was a result of factors mentioned above and greater absorption of our fixed operating costs. Because of these factors, you should not expect the current sequential growth in our monthly and quarterly revenues and productivity to continue in the future.

Interest expense.

The Company incurred interest expenses for year ended June 30, 2003, 2004 and 2005 of $19,220, $67,895 and $86,296 respectively. Interest was charged based on the stated interest rate of 12%, as set forth in the notes. No interest was required to be imputed in the notes.

Income tax expense.

The Company has incurred net operating losses since inception. At June 30, 2005 the Company had a net operating loss carry forward amounting to approximately $2.5 million for U.S. tax purposes which begin expiring in the year 2023. We have had a change of ownership as defined by the Internal Revenue Code section 382. As a result, a substantial annual limitation may be imposed upon the future utilization of our net operating loss carry forwards. At this point, we have not completed a change of ownership study and the exact impact of such limitations is unknown

General Trends and Outlook
We believe that our immediate outlook is extremely favorable, as we believe there is no other company competing with us on a nationwide basis in our market niche. However, there is no assurance that such national competitor will not arise in the future. We do not anticipate any major changes in the Medicare reimbursement regimen in 2006. We believe that 2006 will be a significant growth year, and besides the operational business strategies discussed above, we intend to implement the following plans in 2006 in order to maintain and expand our present growth rate.

We plan to staff our facility in San Juan, Puerto Rico with customer service representatives and logistical support personnel to expand current distribution services and reduce operating costs. Currently this facility is not staffed. Additionally, we plan, through this local presence, to expand reimbursement services to the Commonwealth’s dually eligible Medicare-Medicaid market. According to recent Commonwealth data, this expansion potentially adds over 200,000 customers to our market opportunity.

We may utilize this facility to directly distribute products to our Puerto Rican customers, which are currently being serviced from our 6,000 square foot office/warehouse facility in Florida, solely. Drop shipments to our San Juan facility by our pharmaceutical suppliers is estimated to reduce our operating costs by 2.5 percent, if we initiate such operations. If staffed, we may utilize these customer service representatives to call on general practitioners and endocrinologists who service the diabetic community in Puerto Rico, to educate them about our services.

As we gain a foothold in the U.S. domestic market, we intend on duplicating our facility expansion in other areas of the country as sales justify the need, or when a particular state’s Medicaid reimbursement system is ideally suited for our customer profile.

Liquidity and Capital Resources

Liquidity

Cash flows from operating activities.

Net cash provided by operating activities since inception to June 30, 2005 has been a negative ($2,063,417) due to the significant startup expenses that we have incurred. Significant increases in the growth of the Company have resulted in material changes in the Allowance for Doubtful Accounts, Accounts Receivable, and Accounts Payable. Accruals for the three months ended September 30, 2005 changed significantly due to consulting fees having been accrued for this period. As of June 30, 2005, all accrued consulting fees had been converted to Preferred Class C stock on a dollar for dollar basis. Accruals for the three months ended September 30, 2004 were significantly different to the amount accrued at June 30, 2004 due to accrued interest expense being included in Notes Payable.

Capital expenditures.

We have not and do not expect in the future to incur substantial capital expenditures. Since our inception, the capital equipment purchased by us includes telecom equipment, computer equipment and business furniture and equipment. Total capital expenditures, from our inception to June 30, 2005, were approximately $199,000.

Capital Resources

Historically, we have relied upon common stock and preferred stock offerings, as well as subordinated loans from management and shareholders to pay our operating and media costs. All offerings were made in compliance with Regulation D and Section 4(2) of the Securities Act of 1933, as amended, where applicable.

Equity offerings or subordinated debt financings to date include:

Type of Offering	Amount of Offering	Offering Price Per Share (1)	Closing Date
Series A Preferred	$422,500	$2.50	12/2002
Debt Offering	$645,800		07/2003
Series B Preferred	$460,140	$2.30	11/2004
Common Stock	$754,456	$2.00	03/2005
Debt Offering	$537,000		09/2005
Common Stock	$2,345,310	$1.75	11/2005

(1) The Financial Statements reflect the diluted price per share.

Off-Balance Sheet Arrangements

As of September 30, 2005, we had no off-balance sheet arrangements.

Critical Accounting Policies

The preparation of our financial statements in conformity with GAAP requires us to make certain assumptions and estimates that affect the reported amounts of assets and liabilities at the date of our financial statements and the reported amounts of revenues and expenses during the reporting period. Because of the use of assumptions and estimates inherent in the reporting process, actual results could differ from those estimates.

Revenue Recognition.

The Company is a federally licensed Part B participating provider to Medicare with billing rates fixed and pre-determined and based on contractual agreements, which assures collectibility. Medicare regularly reviews and adjusts pricing. Those reviews and adjustments are outside the control of the Company. Revenue is recognized when the products are shipped to the customer, and are recorded at the estimated net realizable amounts. Net sales is calculated by taking the gross sales less the allowance for doubtful accounts.

Allowance for Doubtful Accounts.

We prepare our allowance for doubtful accounts receivable based on our past experience of historical write-offs, our current customer base and our review of past due accounts. We are constantly reviewing and analyzing our collection efforts. The Company’s current accounting policy is to provide a set minimum allowance of 15% of sales and additionally to provide a further amount if necessary, sufficient to cover all amounts due and unpaid over 90 days.

An analysis of the provision is as follows:

	9/30/2005	6/30/2005	6/30/2004
Bad debt expense	$100,985	$46,184	$18,198

Bad debt allowance	$165,615	$64,630	$18,198

Bad debt expense as a percentage of gross sales	21%	15%	15%

Bad debt allowance as a percentage of receivables	36.8%	60.8%	57.4%

The percentage provision against receivables at September 30, 2005 fell due to improved collections, which reduced the percentage amount within the +90 day column, which would necessitate an allowance.

Between June 30, 2004 and September 30, 2005 there was no actual write off of bad debts against the provision. The amount provided for each year/period was added to the existing provision.

Any change in estimates on the unsettled amounts from third-party payors would necessitate either an increase or decrease in the level of the overall allowance and a corresponding effect on net income. Only approximately 3% of the receivables are payable by third party payors. Approximately 97% of receivables are either from Medicare or insurance companies, where payment is reasonably assured. In view of this the Company believes that its accounting policy in this area is very conservative and that any revision would most probably lead to a reduction in the overall level of the allowance.

An aging schedule of receivables at June 30, 2005 is as follows:

	Over 30	Over 60	Over 90
Current	Days	Days	Days	Total
39,799	2,168	2,220	62,090	$106,277

An aging schedule of receivables at September 30, 2005 is as follows:

	Over 30	Over 60	Over 90
Current	Days	Days	Days	Total
69,000	116,445	114,841	149,957	$450,243

The Company's accounting system does not currently allow an exact breakdown between the different payor mixes. This weakness does not reduce the Company's ability to obtain enough information to adequately allow for possible non-payments due to the fact that statistical information available shows that 80% of the Company's business is with Medicare and a further 17% is with insurance companies, where payment is reasonably assured. The element where non-payment is most certain is therefore extremely small.

There is no set threshold amount and age for account balance write-offs. Any write-off is a decision of senior management. Any write offs occur on an account by account basis. The write off process is manual and is not computer generated where automatic write-offs would be generated by the system. Due to the numerous minor outstanding balances from customers the Company does not find it cost effective to use the services of lawyers or collection agencies.

Allowance for Doubtful Accounts will increase as sales revenue increased. It is a direct correlation to sales. The higher the sales the higher the Allowance will be.

Impairment of Long-lived Assets.

We review long-lived assets for impairment when triggering events occur suggesting deterioration in the assets recoverability or fair value. Recognition of an impairment charge is required if future expected net cash flows are insufficient to recover the carrying value of the asset. Our forecast of future cash flows used to perform impairment analysis includes estimates of future revenues and profitability based on our historical results and analysis of future Medicare reimbursement which is fundamental in assessing demand for our services. If we are unable to achieve these cash flows, our estimates would be revised, potentially resulting in an impairment charge in the period of revision.

Depreciable Lives of Property, Plant and Equipment.

Our property, plant and equipment are capitalized at historical cost and depreciated over the useful life of the asset. Our estimation of this useful life is based on circumstances that exist in the healthcare industry and information available at the time of the purchase of the asset. As circumstances change and new information becomes available, these estimates could change. We amortize these capitalized items using the straight-line method. Capital assets are depreciated over their useful lives ranging from three to seven years, depending on the classification of the asset.

Tax Accounting.

We account for our income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of amounts of taxes payable or refundable for the current year and an asset and liability approach in recognizing the amount of deferred tax liabilities and assets for the future tax consequences of events that have been recognized in our financial statements or tax returns. We determine deferred taxes by identifying the types and amounts of existing temporary differences, measuring the total deferred tax asset or liability using the applicable tax rate and reducing the deferred tax asset by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Our methodology for recording income taxes requires judgment regarding assumptions and the use of estimates, including determining our annual effective tax rate and the valuation of deferred tax assets, which can create variance between actual results and estimates. The process involves making forecasts of current and future years’ taxable income and unforeseen events may significantly affect these estimates. Those factors, among others, could have a material impact on our provision or benefit for income taxes.

Stock Based Compensation.

In accordance with the Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” we do not record compensation for stock options or other stock-based awards that are or will be granted to employees or non-employee directors with an exercise price equal to or above the common stock market price on the grant date.

Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123R, “Share Based Payment” (FAS 123R), which requires that compensation costs relating to share-based payments be recognized in our financial statements. We currently account for those payments under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. The final requirements are effective for periods beginning after June 15, 2005. Although the transition method to be used to adopt the standard has not been selected, the impact of adoption is expected to have minimal impact on our results of operations, financial position and liquidity.

In December 2004, the FASB issued FASB Statement No. 153, “Exchange of Nonmonetary Assets -- an Amendment of APB Opinion No. 29,” (FAS 153), which is effective for our asset-exchange transactions beginning July 1, 2005. Under APB 29, assets received in certain types of nonmonetary exchanges were permitted to be recorded at the carrying value of the assets that were exchanged (i.e., recorded on a carryover basis). As amended by FAS 153, assets received in some circumstances will have to be recorded instead at their fair values. In the past, we have not engaged in the nonmonetary asset exchanges for significant amounts.

Effect of Inflation

We do not believe that inflation has had a material effect on our business, results of operations or financial condition during the past two years.

Qualitative and Quantitative Disclosure about Market Risk

We have not entered into any hedging agreements or swap agreements. Our principal market risk is the risk related to our customers and Medicare. (See “Risk Factors”)

Item 3. Properties.

MEDirect’s corporate headquarters are located in Plantation, Florida in a 6,000 square foot office and warehouse facility. MEDirect’s lease for this office space expires in September, 2007.

MEDirect also has a satellite customer service facility located in San Juan, Puerto Rico. MEDirect’s lease for this office space expires in May 2006. This facility is not staffed and not operational.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth information as to the ownership of shares of MEDirect’s Common Stock as of February 6, 2006 with respect to (i) holders known to MEDirect to beneficially own more than five percent (5%) of the outstanding Common Stock, (ii) each director, (iii) MEDirect’s President and certain other executive officers and (iv) all directors and executive officers of MEDirect as a group. The percentage ownership has been calculated based on 17,670,545 shares of Common Stock outstanding as of February 6, 2006.

Title of Class	Name and Address of Beneficial Owner (1)	Number of Shares	Percent of Class
Common	Debra L. Towsley 1551 NW 65th Ave., Suite 4, Plantation, FL 33313	3,906,470 (2)	22.10%
Common	Raymond J. Talarico 1551 NW 65th Ave., Suite 4, Plantation, FL 33313	3,906,470 (2)	22.10%
Common	Charles W. Hansen, III 1551 NW 65th Ave., Suite 4, Plantation, FL 33313	1,000,000 (3)	5.66%
Common	Dr. Julio C. Pita 1551 NW 65th Ave., Suite 4, Plantation, FL 33313	529,206	2.99%
Common	Tomas Erban 1551 NW 65th Ave., Suite 4, Plantation, FL 33313	60,788	0.34%
Common	Tomas Johansen 1551 NW 65th Ave., Suite 4, Plantation, FL 33313	68,536	0.39%
Common	TBeck Capital Inc. 5950 SW 135th Terrace, Miami Florida 33156	2,000,000 (4)	11.31%
	All officers and directors as a group (6 persons)	9,471,470	53.58%

(1)
As used in this table, “beneficial ownership” means the sole or shared power to vote or to direct the voting of a security or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of a security)

(2)
Does not include 1,000,000 shares of Class A Common which entitle the holder to 10 votes per share. The Class A Common shares are for voting purposes only and have no market value. There are three holders of Class A Common stock.

(3)	Does not include 500,000 shares of Class A Common which entitle the holder to 10 votes per share. The Class A Common shares are for voting purposes only and have no market value.
(4)	TBeck Capital is owned and controlled by Ronald G. Williams, and Tracie Williams.

Item 5. Directors and Executive Officers.

The directors and executive officers of MEDirect, their ages and their present positions with MEDirect are as follows:

Name	Age	Position with MEDirect
Debra L. Towsley	53	President and Director
Raymond J. Talarico	45	Vice President of Sales and Marketing Chairman of the Board of Directors
Charles Hansen III	55	Chief Operating Officer and Director
William Van Aalten	58	General Operations Manager
Dr. Julio C. Pita	59	Co-Chairman, Corporate Spokesman, Director
Tomas T. Johansen	59	Director
Tomas Erban	58	Director

Debra L. Towsley

Debra Towsley currently serves as President and Director of MEDirect Latino, Inc. and is a founding member since the Company’s inception in 2001. For the previous five years, Ms. Towsley has been responsible for participating in and managing the Company’s research, business plan creation, financial plan, budgeting, forecasting, marketing plan, fund raising, shareholder services, human resources, contract negotiations, business support services, vendors, office set up, strategic business alliances, media relations and overall corporate and administrative management. Prior to founding MEDirect Latino Inc. in 2001, Ms. Towsley was Vice-President of Business Development for Sci-Fi MegaPlex, Inc. from 1998 to 2000. From 1998 to 1999, she was Director of Strategic Alliance Marketing for Universal Studios, in Orlando overseeing the marketing plan for the grand opening of Islands of Adventure and City Walk projects, a $1.5 billion dollars theme park expansion. From 1994 to 1998, Ms. Towsley was Executive Director of Development for Cox Radio Group and was responsible for producing non-traditional revenue streams through interactive marketing projects and strategic alliances. In 1993 and 1994, Ms. Towsley held the position of Director of Marketing for Blockbuster Video in the State of Florida overseeing the marketing for the opening of 74 stores in an 18 month period.

Raymond J. Talarico

Mr. Talarico currently serves as Vice President of Sales and Marketing and Co-Chairman. He is a founding member of the Company since inception in 2001. Mr. Talarico served as interim CEO and Co-Chairman for the Company previous to 2006 and has been responsible for business plan authorship, financial forecasting, budgeting, shareholder relations, fund raising, contract negotiations, business development, research and overall corporate and administrative guidance. Prior to MEDirect Latino, Mr. Talarico was Chairman of the Fort Lauderdale, Florida based Sci-Fi MegaPlex, Inc. from 1998 to 2000, a Company founded around the genre of science fact, fiction and fantasy. Sci-Fi’s national expansion began with the opening of retail stores in major markets such as Orlando and Atlanta and was in construction development in Puerto Rico’s Plaza Las Americas and seven other major markets. Mr. Talarico resigned as Chairman of Sci-Fi MegaPlex in September 2000.

Charles W. Hansen III

Charles W. Hansen III currently serves as Chief Operating Officer and Director of MEDirect Latino and joined the Company in 2002. Mr. Hansen’s responsibilities include market research, creation of marketing plans, media relations, administrative oversight, human resource development, shareholder relations, public relations, contract negotiations, vendor relations and new business development. In 2000 and 2001, Mr. Hansen served as president and chief operating officer of eComeCom.com, a public company designed to assist small to medium companies capitalize on strategic and competitive advantages in the industry. He also assisted companies in the process of becoming publicly traded, advising on corporate structuring, methods of debt and equity financing and locating strategic partners. Previously, Mr. Hansen served as Vice President, NBC Group Station Sales in New York, General Sales Manager for WPTV TV (NBC) West Palm Beach and Sales Manager for PAX TV as part of the networks inaugural launch as the official Seventh Television Network in 1998.

William Van Aalten

William Van Aalten currently serves as General Operations Manager for MEDirect Latino and joined the Company in 2003 to provide industry experience and guidance including but not limited to the Medicare model, inventory, shipping and pharmaceutical vendor relations. Previous to that, Mr. Van Aalten founded Logen Pharmaceuticals in New York and as President generated over $7 million in wholesale generic drug sales to pharmacies in the U.S. In 1962 after attending Brooklyn College and taking a position as Pharmacy Manager at Gallery Drug, he was responsible for increasing revenues over 15% and developing the company into the largest independent pharmacy in the New York Metropolitan area. After 18 years with Gallery, Bill took a position as Director of Purchasing and Marketing for Kinray Inc., the largest drug wholesaler in New York City, at the time, and developed their innovative generic sales programs.

Dr. Julio C. Pita

Dr. Julio C. Pita currently serves as Co-chairman, Corporate Spokesman and Director of the Company. Dr. Pita his extensive experience as one of the leading diabetes-care specialists in the Hispanic community. Dr. Pita has been in private practice as an Endocrinologist since 1976, Chief Medical Director of the Diabetes Center at Mercy Hospital in Miami, Florida (2002 to present), and Vice President of Medical Affairs and Member of the Board of the Diabetes Treatment Centers of America in Nashville, Tennessee (1987 to 2002 as Board Member, and 1999 to 2002 as Vice President). Dr. Pita is currently the Chairman of the Board of Doctor Care, Inc. in Miami, Florida and a Clinical Assistant Professor at University of Miami’s School of Medicine in Coral Gables, Florida. From 1997 through 2002, Dr. Pita served as Chairman of the Mercy Health Board in Miami, Florida, while from 1987 to 1988; he served as Chairman of the Advisory Committee of Clinical Endocrinologists of the National Endocrinology Society.

Mr. Tomas T. Johansen

Tomas Turull Johansen currently serves as a Director of the Company. Currently, Mr. Johansen is Executive Vice President and General Manager for Mega TV in Miami, Florida and is responsible for all aspects of marketing, news, programming, promotions and productions for the introduction of this new Spanish Language Television station in the Miami market. Along with his former position as Vice President and General Manager of WLTV/Channel 23, Mr. Johansen has over 30 years of management experience in the television industry. In 1993, he joined Univision Television Group as Vice President and General Manger of WXTV-Channel 41 in New York/New Jersey, moving the next year to WLTV-Channel 23, Miami, Florida in the same capacity. Mr. Johansen, who is Cuban-born, is a graduate of Farleigh Dickinson University and majored in Spanish and International Relations.

Mr. Tomas Erban

Tomas Erban currently serves as a Director of the Company. Mr. Erban officially retired five years ago from Bacardi International and Bacardi USA where he served as Vice President of Human Resources and Public Relations and VP of Marketing and Sales. Mr. Erban is currently acting as consultant to G.B. Vinartis, a Spanish winery, assisting in the introduction of the product to the U.S. market. Mr. Erban is fluent in Spanish and English and skilled in multicultural integration strategies. Previous consultant position projects included coaching high level executives, outplacements, organizational development and planning. He holds a Bachelor of Science Degree in Business Administration from Boston University majoring in International Business. As a volunteer, he also currently holds leadership positions as Past-Chair of the Board of Directors for the YMCA of Miami-Dade and as Chair of the Jerusalem International YMCA. Mr. Erban also currently serves on the Board of Directors for Community Partnership for Homeless (C.P.H.L.) in Miami and Homestead, Florida.

Item 6. Executive Compensation.
The following table sets forth information concerning the aggregate compensation paid or to be paid by the Company to its executive officers.

Name and Principal Position	Fiscal Year	Annual Compensation			Long Term Compensation			All Other Compen-sation ($)
		Salary ($)	Bonus ($)	Other Annual Compen-sation ($) (1)	Awards Payouts
					Restricted Stock Awards ($)	Securities Underlying Options SARs (#)	LTIP Payouts ($)
Debra L. Towsley, President	2005	$0	$0	$25,565	$0	0	$0	$0
Raymond Talarico, VP of Sales & Marketing	2005	$0	$0	$47,500	$0	0	$0	$0
Charles W. Hansen, III Chief Operating Officer	2005	$0	$0	$17,075	$0	0	$0	$0

(1) Starting in November 2005, executive management was paid an annual salary of $75,000 each.

We may hire additional executive employees and/or change the compensation paid to and benefits received by our current executive employees, as our Board of Directors deems advisable or necessary. We plan to reimburse our executive employees for all travel expenses incurred in connection with the business of the Company. To date, the Company’s Board of Directors has not adopted any retirement, pension, profit sharing or other similar programs for our executive employees.

No officers or directors of the Company have received compensation in excess of $100,000 per year. The President and Vice President of Sales and Marketing are subject to service agreements filed as exhibits hereto.  The service agreements were never paid and restricted common share were ultimately issued in lieu of payment undet the service agreements. (See Item 4)

Service Agreements

To insure management continuity, MEDirect has entered into service agreements with Company President, Debra L. Towsley and Vice President of Sales and Marketing, Raymond J. Talarico for the provision of consulting services to MEDirect in December 2002. The terms of the agreement provide for annual compensation to each of $120,000 per year, until such time as MEDirect enters into operations, $240,000 for the first year of operations with annual increases thereafter of $80,000 or 3% of gross sales, whichever is greater. The agreement also provide for the payment of various amenities, including housing expenses of $8,000 per month, health insurance and life insurance in the amount of $10 million.

As additional compensation, Ms. Towsley and Mr. Talarico are allocated one million shares of MEDirect’s common stock in the form of stock options, at par value each year. If MEDirect undertakes any Stock Option Plan without the approval of its shareholders, it will be deemed to be in default of these service agreements and would be required to make a one time payment of $25 million and 5 million shares.
The service agreements each last for a period of 10 years, with said term being capable of extension at the discretion of Ms. Towsley or Mr. Talarico.

Item 7. Certain Relationships and Related Transactions.

To the best of management’s knowledge, there are no reportable relationships or related party transactions related to the implementation and execution of our business model.

Item 8. Legal Proceedings.

The Company is not subject to any material pending or threatened litigation.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

The following description of the securities of MEDirect and certain provisions of MEDirect’s Articles of Incorporation, as amended to date and Bylaws includes a summary of all outstanding securities.

The Company’s common stock began trading on the National Daily Quotation Bureau Pink Sheets under the symbol “MLTO” on May 2, 2005. The common stock consists of 50,000,000 shares authorized of which, as of February 6, 2006, there were 17,640,545 shares issued and outstanding to approximately 659 shareholders. The following is the high and low prices of our stock for the dates listed below:

QUARTER ENDED	IN THE YEAR ENDING DECEMBER 31, 2005
	HIGH	LOW
June 30, 2005	$3.50	$2.10
September 30, 2005	$4.00	$2.10
December 31, 2005	$5.65	$4.25

Transfer Agent

The Transfer Agent with respect to the securities is Florida Atlantic Stock Transfer Inc. located at 7130 Nob Hill Road, Tamarac, Florida 33321.

Item 10. Recent Sales of Unregistered Securities.

The following chart sets forth all sales of the Company’s securities since inception. All sales were made pursuant to Section 4(2) or Regulation D of the Securities Act of 1933, as amended, and were sold by officers of the Company and/or an NASD registered firm.

Equity offering or subordinated debt financing to date include:

Type of Offering	Amount of Offering	Offering Price Per Share (1)	Closing Date
Series A Preferred	$422,500	$2.50	12/2002
Debt Offering	$645,800		07/2003
Series B Preferred	$460,140	$2.30	11/2004
Common Stock	$754,456	$2.00	03/2005
Debt Offering	$537,000		09/2005
Common Stock	$2,345,310(2)	$1.75	11/2005
 (1) The Financial Statements reflect the diluted price per share.
 (2) Westcap Securities, Inc., an NASD registered firm, participated in this offering.

Item 11. Description of Registrant’s Securities to be Registered.

Common Stock

MEDirect is authorized to issue 50,000,000 shares of common stock, par value $.0001. As of February 6, 2006, there were approximately 17,670,545 securities issued and outstanding to approximately 659 shareholders. All securities outstanding are validly issued, fully paid and non-assessable. There are no warrants or options outstanding as of the date of this filing.

Warrants

There are no warrants outstanding at the time of this filing.

Voting Rights

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. No common stock stockholder has any preemptive or preferential rights to purchase or subscribe for any other class of shares. The holders of common stock holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of the directors. The vote of the holders of a majority of the issued and outstanding securities entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Dividend Policy

We have not declared dividends since our inception. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Preferred Stock

MEDirect is authorized to issue 4,000,000 preferred shares, par value $.0001. There are no preferred shares outstanding as of the date of this filing.

Class A Common Stock

MEDirect is authorized to issue 5,000,000 shares of Class A Common Stock, par value $.0001. As of the date of this filing, 2,500,000 shares of Class A Common Stock are issued and outstanding. The holders of the Class A Common have 10 votes for each share held.

Item 12. Indemnification of Directors and Officers.

The Officers and Directors of the Company will be indemnified by the Company to the fullest extent allowed by the law.

Item 13. Financial Statements and Supplementary Data.

The financial statements begin on page F-1.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosures.

There have been no changes in and/or disagreements with accountants on any accounting issue or financial disclosure.

Item 15. Financial Statements and Exhibits.

EXHIBIT NO.	DESCRIPTION
2	Reorganization Agreement with Interaxx Digital Tools, Inc.,
dated July 23, 2004 (1)

3	3.1 Articles of Incorporation of Interaxx Digital Tools, Inc.
dated December 30, 2002 (1)

3.2 Articles of Amendment of Interaxx Digital Tools, Inc. amending name to Latino RX Direct, Inc., dated November 3, 2004 (1)

3.3 Amended and Restated Articles of Latino RX Direct amending name to MEDirect Latino, Inc., dated February 10, 2005 (1)

3.4 Articles of Amendment of MEDirect Latino, Inc. dated
February 3, 2006 (1)

3.5 Bylaws (1)

10	10.1 Service Agreement (Consulting) between MEDirect Latino and Debra L. Towsley, dated December 2, 2002

10.2 Service Agreement (Consulting) between MEDirect Latino and Raymond J. Talarico, dated December 2, 2002

(1) Incorporated by reference to our Registration Statement on Form 10 filed February 17, 2006, file # 0-51795

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MEDirect Latino, Inc.

Date: March 23, 2006	By:	/s/ Debra L. Towsley
Debra L. Towsley
President and Director (Principal Executive Officer)

MEDIRECT LATINO, INC.

FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2005, 2004 AND 2003

F-1-

Berkovits, Lago & Company, LLP
Certified Public Accountants and Consulants
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of MEDirect Latino, Inc Plantation, Florida

We have audited the accompanying balance sheets of MEDirect Latino, Inc (the Company) as of June 30, 2005, 2004 and 2003, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MEDirect Latino, Inc as of June 30, 2005, 2004 and 2003, and the results of its operations and its cash flows for each the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Berkovits, Lago & Company, LLP

Date: December 21, 2005	By:	/s/ Berkovits, Lago & Company, LLP
Berkovits, Lago & Company, LLP
Fort Lauderdale, FL

F-2-

MEDIRECT LATINO, INC.
BALANCE SHEETS
JUNE 30, 2005 AND 2004

ASSETS
	2005	2004
Current assets:
Cash	$202	$414
Accounts receivable, net of allowance for doubtful accounts of $64,630 and $18,198
as of 2005 and 2004, respectively	41,647	13,484
Inventories	8,596	20,000
Prepaid expenses and other current assets	1,161	2,542

Total current assets	51,606	36,440

Property, plant and equipment, net	123,185	90,422

Other assets:
Deposits and other assets	11,360	2,120

Total assets	$186,151	$128,982

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Cash overdraft	$17,075	$1,600
Accounts payable trade	89,426	109,105
Accrued expenses payable - related parties	-	343,889
Accrued expenses payable	231,008	203,362
Current portion of long-term debt	707,049	43,470

Total current liabilities	1,044,558	701,426

Long-term liabilities:
Long-term debt, less current portion	-	549,744
Loans payable - related parties	-	24,827
Notes payable - related parties	-	218,449

Total long-term liabilities	-	793,020

Total liabilities	1,044,558	1,494,446

Stockholders' deficit:
Series A convertible preferred units, no par value, 3,761,537 authorized, 1,200,697 and -0-
issued and outstanding at June 30, 2005 and 2004, respectively	-	-
Cumulative convertible preferred A stock - $.0001 par value, 4,000,000 shares authorized,
-0- and 422,500 shares issued and outstanding at June 30, 2005 and 2004, respectively	-	42
Cumulative convertible preferred stock - $.0001 par value, 10,000,000 shares authorized,
426,653 and -0- shares preferred B issued and outstanding at June 30, 2005 and 2004, respectively	43	-
746,133 and -0- shares preferred C issued and outstanding at June 30, 2005 and 2004, respectively	75	-
Common stock - $.0001 par value, 20,000,000 shares authorized, 9,565,339 and 5,933,000
shares issued and outstanding at June 30, 2005 and 2004, respectively	957	593
Additional paid-in capital	2,335,405	409,281
Accumulated deficit	(3,194,887)	(1,775,380)

Total stockholders' deficit	(858,407)	(1,365,464)

Total liabilities and stockholders' deficit	$186,151	$128,982

F-3-

MEDIRECT LATINO, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JUNE 30, 2005, 2004 AND 2003

	2005	2004	2003
Sales, net	$263,121	$103,203	$-

Cost of goods sold	117,095	99,205	1,365

Gross profit	146,026	3,998	(1,365)

Operating expenses:
Advertising and promotion	152,657	107,339	9,068
Selling and administrative	1,285,125	972,754	570,368
Depreciation and amortization	41,455	26,503	4,866
Interest	86,296	67,895	19,220

Total operating expenses	1,565,533	1,174,491	603,522

Net loss	$(1,419,507)	$(1,170,493)	$(604,887)

(Loss) per common share:
Basic	$(0.20)	$(0.20)	$(0.11)
Diluted	$(0.17)	$(0.19)	$(0.10)

Weighted average common and common equivalent
shares outstanding:
Basic	7,194,963	5,765,387	5,500,000
Diluted	8,379,988	6,184,790	5,914,500

F-4-

MEDIRECT LATINO, INC.
STATEMENT OF STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED JUNE 30, 2005, 2004 and 2003

	Preferred A Stock		Preferred B Stock		Preferred C Stock		Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance June 30, 2002	-	$-	-	$-	-	$-	-	$-	$-	$-	$-

Shares issued for cash	414,500	41	-	-	-	-	-	-	329,563	-	329,604

Issuance of founders' shares	-	-	-	-	-	-	5,500,000	550	(550)	-	-

Net loss	-	-	-	-	-	-	-	-	-	(604,887)	(604,887)

Balance June 30, 2003	414,500	41	-	-	-	-	5,500,000	550	329,013	(604,887)	(275,283)

Shares issued for cash	8,000	1	-	-	-	-	-	-	80,268	-	80,269

Issuance of founders' shares	-	-	-	-	-	-	433,000	43	-	-	43

Net loss	-	-	-	-	-	-	-	-	-	(1,170,493)	(1,170,493)

Balance June 30, 2004	422,500	42	-	-	-	-	5,933,000	593	409,281	(1,775,380)	(1,365,464)

Conversion to common stock	(246,000)	(25)	-	-	-	-	301,761	30	(5)	-	-

Conversion to preferred B stock	(176,500)	(17)	276,653	28	-	-	-	-	(11)	-	-

Issuance of founders' shares	-	-	-	-	-	-	954,000	96	(96)	-	-

Stockholders' debt and accrued
liabilities converted	-	-	-	-	746,133	75	-	-	711,893	-	711,968

Shares issued in connection
with merger	-	-	-	-	-	-	739,573	74	(74)	-	-

Shares issued for cash	-	-	-	-	-	-	1,637,005	164	754,292	-	754,456

Shares issued for cash	-	-	150,000	15	-	-	-	-	460,125	-	460,140

Net loss	-	-	-	-	-	-	-	-	-	(1,419,507)	(1,419,507)

Balance June 30, 2005	-	$-	426,653	$43	746,133	$75	9,565,339	$957	$2,335,405	$(3,194,887)	$(858,407)

F-5-

MEDIRECT LATINO, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2005, 2004 AND 2003

	2005	2004	2003
Cash flows from operating activities:
Net loss	$(1,419,507)	$(1,170,493)	(604,887)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	41,455	26,503	4,866
Professional fees	-	-	183,000
Interest	67,315	16,229	19,220
Allowance for doubtful accounts	46,432	18,198	-
Stock issued for consulting services	118,738	-	-
Amortization of debt issue expenses	52,585	-	-
Change in assets and liabilities
Decrease (Increase) in
Accounts receivable	(74,595)	(31,682)	-
Inventories	11,404	(20,000)	-
Prepaid expenses and other current assets	1,381	(422)	(2,120)
Deposits and other assets	(9,240)	-	(2,120)
(Decrease) Increase in
Accounts payable	(19,679)	83,405	25,700
Accrued expenses - related parties	-	241,306	102,583
Accrued expenses	27,646	203,362	-

Net cash used in operating activities	(1,156,065)	(633,594)	(273,758)

Cash flows from investing activities:
Purchases of property, plant and equipment	(74,218)	(64,547)	(57,244)

Net cash used in investing activities	(74,218)	(64,547)	(57,244)

Cash flows from financing activities:
Proceeds from sale of preferred stock	460,140	80,312	329,054
Proceeds from sale of common stock	754,456	-	550
Proceeds from short-term debt	15,475	202	1,398
Proceeds from long-term debt	-	593,214	-
Proceeds from shareholder loans	-	24,827	-

Net cash provided by financing activities	1,230,071	698,555	331,002

Net increase (decrease) in cash	(212)	414	-

Cash at beginning of year	414	-	-

Cash at end of year	$202	$414	$-

Supplementary disclosure of cash flow information:
Non-cash investing and financing activities:
Note payable to stockholders for professional fees and interest	$-	$16,229	$202,220
Interest converted to notes payable	$67,315	$-	$-
Stockholders' debt and accrued liabilities converted to preferred stock	$711,968	$-	$-

Interest paid	$-	$-	$-

F-6-

MEDIRECT LATINO, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1. Organization and Summary of Significant Accounting Policies

Organization

The Company (MEDirect Latino old) was incorporated during July 2002 under the laws of the state of Florida and operates a national direct to consumer specialty medical products and services business. Interaxx Digital Tools, Inc was incorporated under the laws of the state of Florida during 2002 and is one of four stand-alone companies resulting from a second joint plan of reorganization filed under Chapter 11 by Interaxx Technologies, Inc. and Interaxx Television Network, Inc. Interaxx Digital Tools, Inc. was created as a non-reporting, publicly held company for the purpose of making a diversified distribution of securities to the existing shareholders and creditors of the reorganized companies so as to best protect their capital interests. On July 23, 2004 the Company entered into a Reorganization Agreement with Interaxx Digital Tools, Inc. whereby stockholders of the Company (MEDirect Latino old) agreed to exchange all of its capital stock on a one for one basis in return for 7,471,239 shares of Interaxx Digital Tools, Inc. which had no operations or assets at the time of the exchange. The acquisition of Interaxx Digital Tools, Inc. was treated as a reverse acquisition for financial reporting purposes. As such, our financial statements have been prepared as MEDirect Latino, Inc. as the acquirer. We have retroactively restated the stockholders’ deficit section of our balance sheet to reflect the reverse acquisition (see note 9).

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs - an amendment of ARB No. 43, Chapter 4” which is the result of the FASB’s project to reduce differences between U.S. and international accounting standards. SFAS No. 151 requires idle facility costs, abnormal freight, handling costs, and amounts of wasted materials (spoilage) be treated as current-period costs. Under this concept, if the costs associated with the actual level of spoilage or production defects are greater than the costs associated with the range of normal spoilage or defects, the difference would be charged to current-period expense, not included in inventory costs. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005, or for our fiscal year 2006. The Company has not yet determined the impact of applying the provisions of SFAS No. 151.

In December 2004, the FASB issued SFAS No. 123 (revised 2004) “Share Based Payment” (“SFAS No. 123R”). SFAS No. 123R requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees, but expresses no preference for a type of valuation model. SFAS No.123R eliminates the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS No. 123R requires the Company to adopt the new accounting provisions beginning in the first annual reporting period that begins December 15, 2005. The Company has not yet determined the impact of applying the provisions of SFAS No. 123.

In December 2004, the FASB issued SFAS No. 153 “Exchange of Monetary Assets” an amendment of APB No. 129 “Accounting for Nonmonetary Transactions”. This statement eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 requires the Company to adopt the new accounting provisions for fiscal periods beginning after June 15, 2005. The Company estimates that the adoption of SFAS No. 153 will not have a material effect on the Company’s financial statements.
F-7-

MEDIRECT LATINO, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1. Organization and Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

Accounts Receivable

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible portion. This estimate is based on historical collection experience and a review of the current status of trade receivables.

Inventories

Inventories, consisting primarily of medical supplies, are stated at the lower of cost (principally determined by the first-in, first out method) or market.

Property, Plant and Equipment

Property plant and equipment is carried at cost less accumulated depreciation and includes expenditures which substantially increase the useful lives of property and equipment. Maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the respective accounts and any gain or loss on the disposition is credited or charged to income.

Depreciation is computed using the straight-line method based on the estimated useful lives of the individual assets which range from 3-7 years.

Leasehold improvements are carried at cost less accumulated amortization and is amortized on a straight- line basis over the 5-year term of the respective lease.

Revenue Recognition

The Company is a federally licensed Part B participating provider to Medicare with billing rates pre-determined and based on contractual agreements, which assures collectibility. Revenue is recognized when the products are shipped to the customer, and are recorded at the estimated net realizable amounts.

Shipping and Handling Costs

The Company defines shipping and handling costs as only those costs incurred for a third-party shipper to transport products to the customer. These costs are not material and are included under general and administrative expense within the Statement of Operations.

Note 2. Accounts Receivable, Net

At June 30, 2005 and 2004 the Company was due $41,647 and $13,484, respectively, from customers, which is net of an allowance for doubtful accounts of $64,630 and $18,198, respectively. The customer base is Medicare, and third party customers (see note 8).
F-8-

MEDIRECT LATINO, INC.
NOTES TO FINANCIAL STATEMENTS
Note 3. Property, Plant and Equipment

The Company's property, plant and equipment at June 30, 2005 and 2004, consisted of the following:

	2005	2004
Furniture, fixtures and equipment	$138,987	$86,058
Leasehold provements	57,022	35,733
	196,009	121,791

Less: Accumulated depreciation and amortization	(72,824)	(31,369)

	$123,185	$90,422
        For the years ended June 30, 2005, 2004 and 2003 depreciation and amortization totaled $41,455, $26,503 and $4,866, respectively.

Note 4. Long-Term Debt

During July 2004, the Company renegotiated certain private investors senior secured notes originally, bearing interest at 12% per annum, with total interest payable in equal monthly installments between February, 2005 and July, 2005, and collateralized by the assets of the Company. The terms of the renegotiation extended the maturity date to September 30, 2005 and included accrued interest totaling $61,248. No interest payments have been made on the notes and accrued interest totaled $77,287 and $51,665 at June 30, 2005 and 2004, respectively. On November 25, 2005 the notes were purchased by Jepera Investments, Inc. The Company has agreed to pay Jepera Investments, Inc. on or before December 1, 2005 the total sum of $812,996 and issue 440,344 shares of unrestricted  Common Stock as a full and final settlement of all amounts due, including interest and penalties. The
Company made payment of all amounts due on December 5, 2005.

Note 5. Related Party Transactions

At June 30, 2005 the Company had a note payable to a shareholder totaling $224,515 including accrued interest of $41,515 which was converted, on a dollar for dollar basis, into preferred C stock (see note 9).  The note was for obligations relating to the preparation of a business plan during the year ended June 30,  2003, with interest at 12.5% per annum, repayable in 48 monthly installments of $4,864. The note was collateralized by all property plant and equipment. The note was convertible into any outstanding series of common or preferred stock at any time the note was outstanding, has priority interest to all other issued debt. During the years ended June 30, 2005 and 2004 the Company had incurred interest on the note totaling $6,066 and $16,229, respectively.
F-9-

MEDIRECT LATINO, INC.
NOTES TO FINANCIAL STATEMENTS

Note 5. Related Party Transactions (continued)

The Company had loans payable to shareholders' totaling $24,827 relating to monies advanced during the year ended June 30, 2004. The loan was interest free, repayable on demand and was converted to preferred C stock at June 30, 2005 (see note 9).

Consulting and legal services were provided to the Company by two shareholders. During the years ended
June 30, 2005, and 2004 payments totaled $39,245 and $2,650, respectively.

In December, 2002, the Company entered into a service agreement with a major shareholder for the provision of consulting services to the Company. The terms of the agreement provide for aggregate payments of $60,000 per annum until such time as the Company enters into operations, $120,000 for the first year of operations, with annual increases thereafter of $40,000 or 3% of gross sales, whichever is greater. The agreement also provided for the payment of various expenses, including housing expenses of $4,000 per month, health insurance, and life insurance in the amount of $5 million. As additional compensation the shareholder is allocated each year 500,000 shares of stock in the form of stock options, at par value.
At June 30, 2005 no stock options had been granted. Should the Company undertake any Stock
Option Plan without the approval of the shareholder it will be deemed in default of the agreement and make a one time payment of $25 million and 5 million shares. The agreement lasts for a period of ten years, with the said term extendable at the discretion of the shareholder, and provides for 52 weekly payments each year.

Accrued consulting fees totaling $462,626 were converted to preferred C stock (see note 9). During the years ended June 30, 2005 and 2004 the following payments were made under the agreement:

	2005	2004
Cash	$149,903	$94,695
Rent	60,500	-

	$210,403	$94,695

An organization which is owned by a major stockholder provided consulting services to the Company during the years ended June 30, 2005, and 2004, totaling $60,360 and $20,323, respectively.

F-10-

MEDIRECT LATINO, INC.
NOTES TO FINANCIAL STATEMENTS

Note 6. Commitments and Contingencies

On July 10, 2003 the Company entered into a five year lease, with a three year option, for approximately
6,000 square feet of office and warehouse facilities in Plantation, Florida.The lease requires a minimum rental of $36,000 per year for the first year and provides for an increase of 5% on the anniversary of the lease throughout the term, including the option period. Additionally, the landlord is entitled to sales tax and its pro-rata share of all real estate taxes and common area costs. Rent charged to operations in the year ended June 30, 2005 amounted to $59,195.

The following is a schedule of approximate minimum future rentals on the non-cancelable operating lease:

Year ending June 30,
2006	55,877
2007	58,663
2008	61,602
2009	64,675
2010	67,913
Thereafter	71,308

$ 380,038

In connection with the long-term debt, disclosed in note 4, the Company entered into an agreement with
Provident Group to act as its financial advisor in connection with the arrangement and placement of approximately $500,000 through a bridge financing facility. In connection with this agreement the Company agreed to pay retainer fees totaling $112,500, commission and success fees of 15% and 7% respectively, and reasonable expenses. The Company has concluded a finalization of this agreement (see note 4).

On January 1, 2004 the Company entered into a consulting agreement with a shareholder to provide various services over the two years through January 3, 2006. Future commitments for the period through January 6,
2006, approximates $3,000.

Note 7. Fair Value of Financial Instruments

The Company's financial instruments are accounts receivable, accounts payable, accrued expenses, and long term debt. The recorded values of accounts receivable, accounts payable, and accrued expenses approximate their fair values based on their short-term nature. The fair value of long-term debt is based on current rates at which the Company could borrow funds with similar remaining maturities, and the carrying amount approximates fair value.
F-11-

MEDIRECT LATINO, INC.
NOTES TO FINANCIAL STATEMENTS
Note 8. Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable. The approximate mix of receivables from patients and third-party payers was as follows:
	June 30,	June 30,
	2005	2004
Medicare	37,236	12,673
Other	69,041	19,009
	106,277	31,682
Less allowance for doubtful accounts	(64,630)	(18,198)

	$41,647	$13,484
Note 9. Stockholders' Equity

Common stock has no preemptive or other subscription rights, and there is no conversion or redemptive rights associated with the common stock. Stockholders' have one vote per share on all matters and in the event of liquidation of the Company, will share equally in any balance of the Company's assets available for distribution to them after satisfaction of creditors and preferred shareholders.

Preferred stock has priority interests to all other stock as regards to dividend rights, redemption rights, conversion, rights, voting rights and rights on dissolution and winding up of the affairs of the Company.
The holder of any share of preferred stock shall have the right, at their option at any time, to convert any such shares, plus any accrued dividends, into such number of fully paid shares of common stock. After conversion the Company will issue to the holder of each preferred share, one share of common stock for each preferred share converted. Dividends on the series B and C preferred stock shall accrue from the date of original issuance, on a cumulative basis, at the rate of 12% and 6%, respectively, payable in each calendar year only if determined and declared by the Board of Directors; no dividend was declared during the years ended June 30, 2005 and 2004, respectively. At June 30, 2005 stockholders' notes and loans totaling $711,968 were converted into series C preferred stock on a one for one basis (see note 5).
No comparison was made to the fair market value of the common stock as the Company's shares were not publicly traded at the time of the conversion.

On July 15, 2004 the Company offered for sale through a private placement a maximum of 64 units of series
B 12% convertible preferred stock at $23,000 per unit. Each unit consists of 10,000 shares of series B preferred stock. The offer will raise a maximum of $1,472,000 with the offer period not exceeding twelve months from the date of the memorandum, subject to the right of the Company to extend the offer date by a further 180 days and to oversubscribe the offering and sell up to an additional 18 units. The Company has reserved 25% of the offering for existing stockholders' who choose to participate.
F-12-

MEDIRECT LATINO, INC.
NOTES TO FINANCIAL STATEMENTS
Note 9. Stockholders' Equity (continued)

On July 23, 2004 the Company entered into a Reorganization Agreement with Interaxx Digital Tools, Inc.
whereby the stockholders' of the Company agreed to exchange all of its capital stock on a one for one basis, in return for 7,471,239 shares of Interaxx Digital Tools, Inc. which is one of four stand-alone companies resulting from a Second Joint Plan of Reorganization. On November 3, 2004 Interaxx Digital Tools, Inc.
amended its name to Latino RX Direct, Inc. On February 10, 2005 Latino RX Direct, Inc. filed amended and restated articles changing its name to MEDirect Latino, Inc. The acquisition of Interaxx Digital Tools, Inc.
was treated as a reverse acquisition for financial reporting purposes. As such, our financial statements have been prepared as MEDirect Latino Inc. as the acquirer. We have retroactively restated the stockholders'
deficit section of our balance sheet to reflect the reverse acquisition.

During the years ended June 30, 2005 and 2004, the Company issued 954,000 and 433,000 founders shares, respectively at the par value of $.0001 per share. This accounting treatment was adopted for the issue of this stock due to the fact that the Company's shares were not publicly traded at this time.

At June 30, 2005 the Company had outstanding 1,200,697 series A convertible preferred units which consisted of A, B and C warrants with the right to common stock, at prices of $3.50, $5.50, and
$7.50, respectively, per share. Warrant exercise provisions are that for each two warrants exercised the holder shall receive three shares of tradable common stock. The A, B and C warrants expired on April 14,
2005, August 16, 2005, and November 15, 2005, respectively, without being exercised.

On March 14, 2006 all outstanding series A convertible preferred units will be converted to common stock on a one for one basis.

Note 10. Provision for Income Taxes

The approximate provision for federal income taxes as of June 30, 2005, 2004 and 2003 consists of the following:
	2005	2004	2003
Current (benefit)	$(479,000)	$(301,000)	$(100,000)
Valuation allowance	479,000	301,000	100,000
	$-	$-	$-

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant approximate components on the net deferred taxes, at June 30, 2005,
2004, and 2003 are as follows:
	2005	2004	2003
Net operating loss carry forward	$(867,000)	$(401,000)	$(100,000)
Valuation allowance	867,000	401,000	100,000
Total net deferred tax assets	$-	$-	$-
F-13-

MEDIRECT LATINO, INC.
NOTES TO FINANCIAL STATEMENTS

Note 10. Provision for Income Taxes (continued)

SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported, if any, based on the weight of evidence that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management has determined that a valuation allowance of $867,000 at June 30, 2005 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance during the year ended June 30,
2005 was $479,000

The Company has incurred net operating losses since inception. At June 30, 2005 the Company had a net operating loss carry forward amounting to approximately $2.5 million for U.S. tax purposes which begin expiring in the year 2023. The Company has had a change of ownership as defined by the Internal Revenue Code section 382. As a result, a substantial annual limitation may be imposed upon the future utilization of its net operating loss carry forwards. The Company has not completed a change of ownership study and the exact impact of such limitations has not been determined.

The federal statutory tax rate reconciled to the effective tax rate during the years ended
June 30, 2005, 2004 and 2003 is as follows:

	2005	2004	2003
Tax at U.S. statutory rate	35.0%	35.0%	35.0%
State tax rate, net of federal benefits 5.5%		5.5%	5.5%
Change in valuation allowance	-40.5%	-40.5%	-40.5%
	0.0%	0.0%	0.0%
F-14-

Note 11. Advertising

The Company expenses advertising costs as incurred. During the years ended June 30, 2005, 2004 and 2003, the amount expensed totaled $152,657, $107,339 and $9,068 respectively.

Note 12. Major Customers

Sales to patients covered by Medicare amounted to approximately 80% of total sales for the year ended
June 30, 2005. The loss of Medicare reimbursements could have an adverse impact on the Company's operations.

Note 13. Reclassification

Certain amounts from the 2004 and 2003 financial statements have been reclassified to conform with the current year presentation with no effect on net income.

F-15-

MEDIRECT LATINO, INC.
NOTES TO FINANCIAL STATEMENTS
Note 14. Litigation

The Company has filed suit against a vendor supplying telemarketing services to the Company for breach of contract. The vendor has filed suit for balances, totaling $18,000 due them for these services. The Company believes the suit is without merit and is vigorously defending its position. Management believes that any financial responsibility that may be incurred in settlement of such lawsuit would not be material to the Company's financial position.

The Company has been named in a lawsuit following a judgment of $712,200 against Stassi Interaxx, Inc. a company from which four stand alone companies including Interaxx Digital Tools, Inc. (see note 9) were formed.
The plaintiff has attempted to include the Company as an additional debtor to the judgment. The Company has received legal opinion that it is unlikely that the bankruptcy court would authorize the addition of the
Company to the outstanding judgment. The Company believes the suit is without merit and is vigorously defending its position.

Note 15. Earnings Per Share
	2005	2004	2003
Net loss	$(1,419,507)	$(1,170,493)	$(604,887)

Weighted average common shares outstanding	7,194,763	5,765,387	5,500,000

Basic loss per common share	$(0.20)	$(0.20)	$(0.11)

Effect of dilutive securities:
Preferred stock and preferred units	1,185,025	419,403	414,500

Diluted loss per common share	$(0.17)	$(0.19)	$(0.10)

Note 16. Subsequent Events

On October 1, 2005 the Company entered into a "Private Placement Common Stock Offering". The terms of the offer allow the Company to raise a maximum of $1,575,000 by issuing 900,000 shares of common stock at the price of $1.75 per share. The offer was over-subscribed with a total of $2,245,260 being received. Under the terms of the agreement the Company is obligated to pay fees totaling $175,000.

On November 1, 2005 the Company entered into a "Placement Agent Agreement" with Oppenheimer & Co, Inc.
to act as its exclusive placement agent to sell $10 million of equity and/or equity linked securities. The Company is required to pay Oppenheimer & Co, Inc. $25,000 upon signing of the agreement, a cash commission of 7% of the aggregate amount of the proceeds received, as well as out-of-pocket expenses not to exceed $50,000 without the Company's prior consent. The Company has the right to terminate the Offering in the event it is not completed within 60 days from the date of the "Private Placement Memorandum". Additionally, Oppenheimer & Co, Inc.
shall receive five year non-callable warrants to purchase such number of shares of the Company's Common Stock equal to 10% of the number of securities sold, exercisable at 120% of the price paid by the investors in the Offering.

F-16-

MEDIRECT LATINO, INC.

FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
(UNAUDITED)

F-17-

MEDIRECT LATINO, INC.
BALANCE SHEETS

ASSETS

	September 30	June 30
	2005	2005
	(Unaudited)
Current assets:
Cash	$35,186	$202
Accounts receivable, net of allowance for doubtful accounts of $165,615 and $ 64,630
as of September 30, 2005 and June 30, 2005, respectively	284,628	41,647
Inventories	7,517	8,596
Prepaid expenses and other current assets	528	1,161

Total current assets	327,859	51,606

Property, plant and equipment, net	128,911	123,185

Other assets:
Deposits and other assets	11,360	11,360

Total assets	$468,130	$186,151

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Cash overdraft	$-	$17,075
Accounts payable trade	157,549	89,426
Accrued expenses payable	343,999	231,008
Current portion of long-term debt	707,049	707,049

Total current liabilities	1,208,597	1,044,558

Long-term liabilities:
Long-term debt, less current portion	537,000	-

Total long-term liabilities	537,000	-

Total liabilities	1,745,597	1,044,558

Stockholders' deficit:
Series A convertible preferred units, no par value, 3,761,537 authorized, 1,200,697
issued and outstanding at September 30, 2005 and June 30, 2005	-	-
Cumulative convertible preferred stock - $.0001 par value, 10,000,000 shares authorized,
426,653 shares preferred B issued and outstanding at September 30, 2005 and June 30, 2005,
respectively	43	43
746,133 shares preferred C issued and outstanding at September 30, 2005 and June 30, 2005,
respectively	75	75
Common stock - $.0001 par value, 20,000,000 shares authorized, 9,807,909 and 9,565,339 shares
issued and outstanding at September 30, 2005 and June 30, 2005, respectively	981	957
Additional paid-in capital	2,468,014	2,335,405
Accumulated deficit	(3,696,580)	(3,194,887)
	(1,227,467)	(858,407)
Stock subscription receivable	(50,000)	-

Total stockholders' deficit	(1,277,467)	(858,407)

Total liabilities and stockholders' deficit	$468,130	$186,151

F-18-

MEDIRECT LATINO, INC.
STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
(UNAUDITED)

	2005	2004

Sales, net	370,397	$83,263

Cost of goods sold	132,252	16,483

Gross profit	238,145	66,780
Operating expenses:
Advertising and promotion	238,570	890
Selling and administrative	466,650	271,771
Depreciation and amortization	13,587	8,238
Interest	21,031	22,126

Total operating expenses	739,838	303,025

Net loss	$(501,693)	$(236,245)

(Loss) per common share:
Basic	$(0.05)	$(0.03)
Diluted	$(0.04)	$(0.03)

Weighted average common and common equivalent
shares outstanding
Basic	9,669,298	6,767,786
Diluted	12,042,781	7,706,650

F-19-

MEDIRECT LATINO, INC.
STATEMENTS OF STOCKHOLDERS' DEFICIT
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005
(UNAUDITED)

							Stock	Additional
	Preferred B Stock		Preferred C Stock		Common Stock		Subscription	Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Receivable	Capital	Deficit	Total

Balance June 30, 2005	426,653	$43	746,133	$75	9,565,339	$957	-	$2,335,405	$(3,194,887)	$(858,407)

Shares issued for cash	-	-	-	-	200,000	20	(50,000)	49,980	-	-

Shares issued for services	-	-	-	-	42,570	4	-	82,629	-	82,633

Net loss	-	-	-	-	-	-	-	-	(501,693)	(501,693)

Balance September 30, 2005	426,653	$43	746,133	$75	9,807,909	$981	$(50,000)	$2,468,014	$(3,696,580)	$(1,277,467)

F-20-

MEDIRECT LATINO, INC.
STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
(UNAUDITED)

	2005	2004

Cash flows from operating activities:
Net loss	$(501,693)	$(236,245)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	13,587	8,238
Allowance for doubtful accounts	100,985	7,873
Interest	-	58,281
Stock issued for consulting services	-	56,355
Stock issued for services	82,633	-
Amortization of debt issue expenses	-	52,585
Change in assets and liabilities
Decrease (Increase) in
Accounts receivable	(343,966)	121
Inventories	1,079	5,730
Prepaid expenses and other current assets	633	1,296
Deposits and other assets	-	(4,240)
(Decrease) Increase in
Accounts payable	68,123	(7,537)
Accrued expenses	112,991	(56,976)

Net cash used in operating activities	(465,628)	(114,519)

Cash flows from investing activities:
Purchases of property, plant and equipment	(19,313)	(16,839)

Net cash used in investing activities	(19,313)	(16,839)

Cash flows from financing activities:
Proceeds from sale of preferred stock	-	318,712
Repayment of short-term debt	(17,075)	(1,600)
Proceeds from long-term debt	537,000	-

Net cash provided by financing activities	519,925	317,112

Net increase in cash	34,984	185,754

Cash at beginning of period	202	414

Cash at end of period	$35,186	$186,168

Supplementary disclosure of cash flow information:
Non-cash investing and financing activities:
Interest converted to notes payable	$-	$58,281
Stockholders' debt and accrued liabilities converted to preferred stock	$-	$646,553
Stock issued for services	$82,633	$-

Interest paid	$-	$-

F-21-

MEDIRECT LATINO, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

Note 1. Organization and Summary of Significant Accounting Policies

Organization

The Company (MEDirect Latino old) was incorporated during July 2002 under the laws of the state of Florida and operates a national direct to consumer specialty medical products and services business. Interaxx Digital Tools, Inc was incorporated under the laws of the state of Florida during 2002 and is one of four stand-alone companies resulting from a second joint plan of reorganization filed under Chapter 11 by Interaxx Technologies, Inc. and Interaxx Television Network, Inc. Interaxx Digital Tools, Inc. was created as a non-reporting, publicly held company for the purpose of making a diversified distribution of securities to the existing shareholders and creditors of the reorganized companies so as to best protect their capital interests. On July 23, 2004 the Company entered into a Reorganization Agreement with Interaxx Digital Tools, Inc. whereby stockholders’ of the Company (MEDirect Latino old) agreed to exchange all of its capital stock on a one for one basis in return for 7,471,239 shares of Interaxx Digital Tools, Inc. which had no operations or assets at the time of the exchange. The acquisition of Interaxx Digital Tools, Inc. was treated as a reverse acquisition for financial reporting purposes. As such, our financial statements have been prepared as MEDirect Latino, Inc. as the acquirer. We have retroactively restated the stockholders’ deficit section of our balance sheet to reflect the reverse acquisition (see note 10).

Basis of Presentation

The accompanying financial statements for the three months ended September 30, 2005 and 2004 are unaudited but, in the opinion of management, include all necessary adjustments (consisting of normal, recurring in nature) for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. Interim results are not necessarily indicative of results for a full year. Therefore, the results of operations for the three months ended September 30, 2005 are not necessarily indicative of operating results to be expected for the year.

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs - an amendment of ARB No. 43, Chapter 4” which is the result of the FASB’s project to reduce differences between U.S. and international accounting standards. SFAS No. 151 requires idle facility costs, abnormal freight, handling costs, and amounts of wasted materials (spoilage) be treated as current-period costs. Under this concept, if the costs associated with the actual level of spoilage or production defects are greater than the costs associated with the range of normal spoilage or defects, the difference would be charged to current-period expense, not included in inventory costs. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005, or for our year 2006. The Company has not yet determined the impact of applying the provisions of SFAS No. 151.

In December 2004, the FASB issued SFAS No. 123 (revised 2004) “Share Based Payment” (“SFAS No. 123R”). SFAS No. 123R requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees, but expresses no preference for a type of valuation model. SFAS No. 123R eliminates the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS No. 123R requires the Company to adopt the new accounting provisions beginning in the first annual reporting period that begins December 15, 2005. The Company has not yet determined the impact of applying the provisions of SFAS No. 123.

F-22-

MEDIRECT LATINO, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

Note 1. Organization and Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements (continued)

In December 2004, the FASB issued SFAS No. 153 “Exchange of Monetary Assets” an amendment of APB No. 129 “Accounting for Nonmonetary Transactions”. This statement eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 requires the Company to adopt the new accounting provisions for fiscal periods beginning after June 15, 2005. The Company estimates that the adoption of SFAS No. 153 will not have a material effect on the Company’s financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

Accounts Receivable

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible portion. This estimate is based on historical collection experience and a review of the current status of trade receivables.

Inventories

Inventories, consisting primarily of medical supplies, are stated at the lower of cost (principally determined by the first-in, first out method) or market.

Plant and Equipment

Property, plant and equipment is carried at cost less accumulated depreciation and includes expenditures which substantially increase the useful lives of property and equipment. Maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the respective accounts and any gain or loss on the disposition is credited or charged to income.

Depreciation is computed using the straight-line method based on the estimated useful lives of the individual assets which range from 3-7 years.

Leasehold improvements are carried at cost less accumulated amortization and is amortized on a straight-line basis over the 5-year term of the respective lease.

Revenue Recognition

The Company is a federally licensed Part B participating provider to Medicare with billing rates pre-determined and based on contractual agreements, which assures collectibility. Revenue is recognized when the products are shipped to the customer, and are recorded at the estimated net realizable amounts.

F-23-

MEDERICT LATINO, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

Note 1. Organization and Summary of Significant Accounting Policies (continued)

Shipping and Handling Costs

The Company defines shipping and handling costs as only those costs incurred for a third-party shipper to transport products to the customers. These costs are not material and are included under general and administrative expense within the Statement of Operations.

Note 2. Accounts Receivable, net

At September 30, 2005 the Company was due $284,628 from customers, which is net of an allowance for doubtful accounts of $165,615. The customer base is Medicare, Medicaid and third party customers. (see note 13).

Note 3. Property, Plant and Equipment

The Company's property, plant and equipment at September 30, 2005 consisted of the following:

2005
Furniture, fixtures and equipment	$150,902
Leasehold improvements	64,421
215,323
Less: Accumulated depreciation and amortization	(86,412)
$128,911
For the three months ended September 30, 2005 and 2004 depreciation and amortization totaled $13,587 and $8,238, respectively.
Note 4. Long-Term Debt

During July 2004, the Company renegotiated certain private investors senior secured notes, originally bearing interest at 12% per annum, with total interest being payable in equal monthly installments between
February, 2005 and July, 2005, and are collateralized by the assets of the Company. The terms of the renegotiation extended the maturity date to September 30, 2005 and included accrued interest totaling
$61,248. No interest payments have been made on the notes and accrued interest totaled $98,319 at
September 30, 2005. On November 25, 2005 the notes were purchased by Jepera Investments, Inc.
The Company has agreed to pay Jepera Investments, Inc. on or before December 1, 2005 the total sum of $812,996 and issue 440,344 shares of unrestricted Common Stock as a full and final settlement of all amounts due, including interest and penalties. The Company made payment of all amounts due by
December 5, 2005.

F-24-

MEDIRECT LATINO, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)
Note 5. Related Party Transactions

In December, 2002, the Company entered into a service agreement with a major shareholder for the provision of consulting services to the Company. The terms of the agreement provide for aggregate payments of $60,000 per annum until such time as the Company enters into operations, $120,000 for the first year of operations, with annual increases thereafter of $40,000 or 3% of gross sales, whichever is greater. The agreement also provided for the payment of various expenses, including housing expenses of $4,000 per month, health insurance, and life insurance in the amount of $5 million. As additional compensation the shareholder is allocated each year 500,000 shares of stock in the form of stock options, at par value. At September 30, 2005 no stock options had been granted.Should the Company undertake any Stock Option Plan without the approval of the shareholder it will be deemed in default of the agreement and make a one time payment of $25 million and 5 million shares. The agreement lasts for a period of ten years, with the said term extendable at the discretion of the shareholder, and provides for 52 weekly payments each year.

In December, 2002, the Company entered into a service agreement with another major shareholder for the provision of consulting services to the Company. The terms of the agreement provide for aggregate payments of $60,000 per annum until such time as the Company enters into operations, $120,000 for the first year of operations, with annual increases thereafter of $40,000 or 3% of gross sales, whichever is greater. The agreement also provided for the payment of various expenses, including housing expenses of $4,000 per month, health insurance, and life insurance in the amount of $5 million. As additional compensation the shareholder is allocated each year 500,000 shares of stock in the form of stock options, at par value. At September 30,
2005 no stock options had been granted. Should the Company undertake any Stock Option Plan without the approval of the shareholder it will be deemed in default of the agreement and make a one time payment of $25 million and 5 million shares. The agreement lasts for a period of ten years, with the said term extendable at the discretion of the shareholder, and provides for 52 weekly payments each year.

Accrued consulting fees totaled $83,139 at September 30, 2005. During the three months ended September
30, 2005 and 2004 cash payments totaling $40,861 and $47,645 respectively, were made under the agreement.

Note 6. Advertising

The Company expenses advertising costs as incurred. During the three months ended September 30,
2005 and 2004 a total of $238,570 and $890 was expensed, respectively.

Note 7. Major Customers

Sales to patients covered by Medicare amounted to approximately 80% of total sales for the three months ended September 30, 2005. The loss of Medicare reimbursements could have an adverse impact on the
Company's operations.

F-25-

MEDIRECT LATINO, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

Note 8. Commitments and Contingencies

On July 10, 2003 the Company entered into a five year lease, with a three year option, for approximately
6,000 square feet of office and warehouse facilities in Plantation, Florida.The lease requires a minimum rental of $36,000 per year for the first year and provides for an increase of 5% on the anniversary of the lease throughout the term, including the option period. Additionally, the landlord is entitled to sales tax and its pro-rata share of all real estate taxes and common area costs. Rent charged to operations in the three months ended September 30, 2005 amounted to $14,364.

The following is a schedule of approximate minimum future rentals on the non-cancelable operating lease:

Year ending September 30,
2006	55,877
2007	58,663
2008	61,602
2009	64,675
2010	67,913
Thereafter	57,013

$365,743

In connection with the long-term debt, disclosed in note 4, the Company entered into an agreement with
Provident Group to act as its financial advisor in connection with the arrangement and placement of approximately $500,000 through a bridge financing facility. In connection with this agreement the Company agreed to pay retainer fees totaling $112,500, commission and success fees of 15% and 7% respectively, and reasonable expenses. The Company has concluded a finalization of this agreement (see note 4).

On January 1, 2004 the Company entered into a consulting agreement with a shareholder to provide various services over the two years through January 3, 2006. Future commitments for the period through January 6,
2006 approximates $1,500.

Note 9. Fair Value of Financial Instruments

The Company's financial instruments are accounts receivable, accounts payable, accrued expenses, and long term debt. The recorded values of accounts receivable, accounts payable, and accrued expenses approximate their fair values based on their short-term nature. The fair value of long-term debt is based on current rates at which the Company could borrow funds with similar remaining maturities, and the carrying amount approximates fair value.

F-26-

MEDIRECT LATINO, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

Note 10. Stockholders' Equity

Common stock has no preemptive or other subscription rights, and there is no conversion or redemptive rights associated with the common stock. Stockholders' have one vote per share on all matters and in the event of liquidation of the Company, will share equally in any balance of the Company's assets available for distribution to them after satisfaction of creditors and preferred shareholders.

Preferred stock has priority interests to all other stock as regards dividend rights, redemption rights, conversion rights, voting rights and rights on dissolution and winding up of the affairs of the Company. The holder of any share of preferred stock shall have the right, at their option at any time, to convert any such shares plus any accrued dividends, into such number of fully paid shares of common stock. After conversion the Company will issue to the holder of each preferred share, one share of common stock for each preferred share converted. Dividends on the series B and C preferred stock shall accrue from the date of original issuance, on a cumulative basis, at the rate of 12% and 6%, respectively, payable in each calendar year only if determined and declared by the Board of Directors. No dividend was declared during the three months ended September 30, 2005.

On July 15, 2004 the Company offered for sale through a private placement a maximum of 64 units of series
B 12% convertible preferred stock at $23,000 per unit. Each unit consists of 10,000 shares of series B preferred stock. The offer will raise a maximum of $1,472,000 with the offer period not exceeding twelve months from the date of the memorandum, subject to the right of the Company to extend the offer date by a further 180 days and to oversubscribe the offering and sell up to an additional 18 units. The Company has reserved 25% of the offering for existing stockholders' who choose to participate.

On July 23, 2004 the Company entered into a Reorganization Agreement with Interaxx Digital Tools, Inc.
whereby the stockholders' of the Company agreed to exchange all of its capital stock in return for 7,471,239 shares of Interaxx Digital Tools, Inc. which is one of four stand-alone companies resulting from a Second Joint
Plan of Reorganization. On November 3, 2004 Interaxx Digital Tools, Inc. amended its name to Latino RX
Direct, Inc. On February 10, 2005 Latino RX Direct, Inc. filed amended and restated articles changing its name to MEDirect Latino, Inc. The acquisition of Interaxx Digital Tools, Inc. was treated as a reverse acquisition for financial reporting purposes. As such, our financial statements have been prepared as MEDirect
Latino, Inc.as the acquirer. We have retroactively restated the stockholders' deficit section of our balance sheet to reflect the reverse acquisition.

At September 30, 2005 the Company had outstanding 1,200,697 series A convertible preferred units which consisted of A, B and C warrants with the right to common stock, at prices of $3.50, $5.50 and $7.50, respectively per share. Warrant exercise provisions are that for each two warrants exercised the holder shall receive three shares of tradable common stock. The A, B and C warrants expired on April 14, 2005,
August 16, 2005, and November 15, 2005, respectively, without being exercised.

On March 14, 2006 all outstanding series A convertible preferred units will be converted to common stock on a one for one basis.

F-27-

MEDIRECT LATINO, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

Note 11. Provision for Income Taxes

The approximate provision for federal income taxes as of September 30, 2005, consists of the following:

2005
Current (benefit)	$(170,000)
Valuation allowance	170,000

$-

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components on the net deferred taxes, at September 30, 2005 are as follows:

2005
Deferred tax assets:
Net operating loss carry forward	$(1,037,000)
Valuation allowance	1,037,000

Total net deferred tax assets	$-

SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported, if any, based on the weight of evidence, that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management has determined that a valuation allowance of $1,037,000 at September 30, 2005 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance during the three months ended
September 30, 2005 was $170,000.

The Company has incurred net operating losses since inception. At September 30, 2005 the Company had a net operating loss carry forward amounting to approximately $3.1 million for U.S. tax purposes which begin expiring in the year 2023. The Company has had a change of ownership as defined by the Internal Revenue Code section 382. As a result, a substantial annual limitation may be imposed upon the future utilization of its net operating loss carry forwards. The Company has not completed a change of ownership study and the exact impact of such limitations is unknown.

The federal statutory tax rate reconciled to the effective tax rate during the three months ended
September 30, 2005 is as follows:

2005
Tax at U.S. statutory rate	35.0%
State tax rate, net of federal benefits	5.5%
Change in valuation allowance	-40.5%

0.0%

F-28-

MEDIRECT LATINO, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

Note 12. Litigation

The Company has filed suit against a vendor supplying telemarketing services to the Company for breach of contract. The vendor has filed suit for balances, totaling $18,000 due them for these services. The
Company believes the suit is without merit and is vigorously defending its position. Management believes that any financial responsibility that may be incurred in settlement of such lawsuit would not be material to the Company's financial position.

The Company has been named in a lawsuit following a judgment of $712,200 against Stassa Interaxx, Inc.
a company from which four stand alone companies including Interaxx Digital Tools, Inc.(see note 10) were formed. The plaintiff has attempted to include the Company as an additional debtor to the judgment. The
Company has received legal opinion that it is unlikely that the bankruptcy court would authorize the addition of the Company to the outstanding judgment. The Company believes the suit is without merit and is vigorously defending its position.

Note 13. Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable. The approximate mix of receivables from patients and third-party payors was as follows:

September 30,
2005
Medicare	157,585
Other	292,658
450,243
Less allowance for doubtful accounts	(165,615)

$284,628

Note 14. Earnings Per Share

	September 30,	September 30,
	2005	2004
Net loss	$(501,693)	$(236,245)

Weighted average common shares outstanding	9,669,298	6,767,786

Basic loss per common share	$0.05	$0.03

Effect of dilutive securities:
Preferred stock and preferred units	2,373,483	938,864

Diluted loss per common share	$0.04	$0.03

F-29-

MEDIRECT LATINO, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

Note 15. Subsequent Events

On October 1, 2005 the Company entered into a "Private Placement Common Stock Offering". The terms of the offer allow the Company to raise a maximum of $1,575,000 by issuing 900,000 shares of common stock at the price of $1.75 per share. The offer was over-subscribed with a total of $2,245,260 being received. Under the terms of the agreement the Company is obliged to pay fees totaling $175,000.

On November 1, 2005 the Company entered into a "Placement Agent Agreement" with Oppenheimer & Co, Inc.
to act as its exclusive placement agent to sell $10 million of equity and/or equity linked securities. The Company is required to pay Oppenheimer & Co, Inc. $25,000 upon signing of the agreement, a cash commission of 7% of the aggregate amount of the proceeds received, as well as out-of-pocket expenses not to exceed $50,000 without the
Company's prior consent. The Company has the right to terminate the Offering in the event it is not completed within 60 days from the date of the "Private Placement Memorandum". Additionally, Oppenheimer & Co, Inc.
shall receive five year non-callable warrants to purchase such number of shares of the Company's Common Stock equal to 10% of the number of securities sold, exercisable at 120% of the price paid by the investors in the
Offering.

F-30-

MEDIRECT LATINO, INC.

FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2005 AND 2004
(UNAUDITED)

CONTENTS

Financial Statements:

Balance Sheets

Statements of Operations for the three months ended December 31, 2005

Statements of Operations for the six months ended December 31, 2005

Statement of Stockholders’ Deficit

Statements of Cash Flows

Notes to Financial Statements

F-31-

MEDIRECT LATINO, INC.
BALANCE SHEETS

ASSETS

	December 31	June 30
	2005	2005
	(Unaudited)
Current assets:
Cash	$15,162	$202
Accounts receivable, net of allowance for doubtful accounts of $503,875 and $ 64,630
as of December 31, 2005 and June 30, 2005, respectively	562,587	41,647
Inventories	27,698	8,596
Prepaid expenses and other current assets	20,609	1,161

Total current assets	626,056	51,606

Property, plant and equipment, net	138,027	123,185

Other assets:
Direct response advertising	663,862	-
Deposits and other assets	17,500	11,360

	681,362	11,360

Total assets	$1,445,445	$186,151

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Cash overdraft	$-	$17,075
Accounts payable trade	279,017	89,426
Accrued expenses payable	194,624	231,008
Current portion of long-term debt	-	707,049

Total current liabilities	473,641	1,044,558

Long-term liabilities:
Long-term debt	587,000	-

Total long term liabilities	587,000	-

Total liabilities	1,060,641	1,044,558

Stockholders' deficit:
Series A convertible preferred units, no par value, 3,761,537 authorized, 1,200,697
issued and outstanding at December 31, 2005 and June 30, 2005	-	-
Cumulative convertible preferred stock - $.0001 par value, 10,000,000 shares authorized,
426,653 shares preferred B issued and outstanding at December 31, 2005 and June 30, 2005,
respectively	43	43
746,133 shares preferred C issued and outstanding at December 31, 2005 and June 30, 2005,
respectively	75	75
Common stock - $.0001 par value, 20,000,000 shares authorized, 11,119,515 and 9,565,339 shares
issued and outstanding at December 31, 2005 and June 30, 2005, respectively	1,112	957
Additional paid-in capital	4,763,193	2,335,405
Accumulated deficit	(4,379,619)	(3,194,887)

Total stockholders' deficit	384,804	(858,407)

Total liabilities and stockholders' deficit	$1,445,445	$186,151

F-32-

MEDIRECT LATINO, INC.
STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2005 AND 2004
(UNAUDITED)

	2005	2004

Sales, net	780,576	62,942

Cost of goods sold	260,689	15,877

Gross profit	519,887	47,065

Operating expenses:
Advertising and promotion	105,322	8,416
Selling and administrative	1,065,931	271,900
Depreciation and amortization	15,261	11,429
Interest	16,412	22,107

Total operating expenses	1,202,926	313,852

Net loss	$(683,039)	$(266,787)

(Loss) per common share:
Basic	$(0.07)	$(0.03)
Diluted	$(0.05)	$(0.03)

Weighted average common and common equivalent
shares outstanding
Basic	10,332,551	7,899,834
Diluted	12,706,034	9,813,759

F-33-

MEDIRECT LATINO, INC.
STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2005 AND 2004
(UNAUDITED)

	2005	2004

Sales, net	1,150,973	$146,205

Cost of goods sold	392,941	32,360

Gross profit	758,032	113,845

Operating expenses:
Advertising and promotion	343,892	9,306
Selling and administrative	1,532,581	543,671
Depreciation and amortization	28,848	19,667
Interest	37,443	44,233

Total operating expenses	1,942,764	616,877

Net loss	$(1,184,732)	$(503,032)

(Loss) per common share:
Basic	$(0.12)	$(0.07)
Diluted	$(0.10)	$(0.06)

Weighted average common and common equivalent
shares outstanding
Basic	9,991,568	7,025,686
Diluted	12,365,051	8,276,755

F-34-

MEDIRECT LATINO, INC.
STATEMENT OF STOCKHOLDERS' DEFICIT
FOR THE SIX MONTHS ENDED DECEMBER 31, 2005
(UNAUDITED)

							Additional
	Preferred B Stock		Preferred C Stock		Common Stock		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance June 30, 2005	426,653	$43	746,133	$75	9,565,339	$957	$2,335,405	$(3,194,887)	$(858,407)

Shares issued for cash	-	-	-	-	1,511,606	151	2,345,159	-	2,345,310

Shares issued for services	-	-	-	-	42,570	4	82,629	-	82,633

Net loss	-	-	-	-	-	-	-	(1,184,732)	(1,184,732)

Balance December 31, 2005	426,653	$43	746,133	$75	11,119,515	$1,112	$4,763,193	$(4,379,619)	$384,804

F-35-

MEDIRECT LATINO, INC.
STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2005 AND 2004
(UNAUDITED)

	2005	2004

Cash flows from operating activities:
Net loss	$(1,184,732)	$(503,032)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	28,848	19,667
Interest	-	6,066
Allowance for doubtful accounts	439,245	21,931
Stock issued for services	82,633	-
Amortization of debt issue expenses	-	52,585
Change in assets and liabilities
Decrease (Increase) in
Accounts receivable	(960,185)	(18,970)
Inventories	(19,102)	11,461
Prepaid expenses and other current assets	(19,448)	(2,387)
Direct response advertising	(663,862)	-
Deposits and other assets	(6,140)	(4,240)
(Decrease) Increase in
Accounts payable	189,591	(798)
Accrued expenses - related parties	-	123,206
Accrued expenses	(36,384)	(42,935)

Net cash used in operating activities	(2,149,536)	(337,446)

Cash flows from investing activities:
Purchases of property, plant and equipment	(43,690)	(39,060)

Net cash used in investing activities	(43,690)	(39,060)

Cash flows from financing activities:
Proceeds from sale of preferred stock	-	387,712
Proceeds from sale of common stock	2,345,310	-
Repayment of short-term debt	(17,075)	(1,600)
Repayment of long-term debt	(707,049)	-
Proceeds from long-term debt	587,000	-

Net cash provided by financing activities	2,208,186	386,112

Net increase in cash	14,960	9,606

Cash at beginning of period	202	414

Cash at end of period	$15,162	$10,020

Supplementary disclosure of cash flow information:
Non-cash investing and financing activities:
Interest converted to notes payable	$-	$61,313
Amortization of debt issue expenses	$-	$52,585
Stockholders' debt converted to preferred stock	$-	$716,437
Stock issued for services	$82,633	$-

Interest paid	$104,948	$-

F-36-

MEDIRECT LATINO, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

Note 1. Organization and Summary of Significant Accounting Policies

Organization

The Company (MEDirect Latino old) was incorporated during July 2002 under the laws of the state of Florida and operates a national direct to consumer specialty medical products and services business. Interaxx Digital Tools, Inc was incorporated under the laws of the state of Florida during 2002 and is one of four stand-alone companies resulting from a second joint plan of reorganization filed under Chapter 11 by Interaxx Technologies, Inc. and Interaxx Television Network, Inc. Interaxx Digital Tools, Inc. was created as a non-reporting, publicly held company for the purpose of making a diversified distribution of securities to the existing shareholders and creditors of the reorganized companies so as to best protect their capital interests. On July 23, 2004 the Company entered into a Reorganization Agreement with Interaxx Digital Tools, Inc. whereby stockholders’ of the Company (MEDirect Latino old) agreed to exchange all of its capital stock on a one for one basis in return for 7,471,239 shares of Interaxx Digital Tools, Inc. which had no operations or assets at the time of the exchange. The acquisition of Interaxx Digital Tools, Inc. was treated as a reverse acquisition for financial reporting purposes. As such, our financial statements have been prepared as MEDirect Latino, Inc. as the acquirer. We have retroactively restated the stockholders’ deficit section of our balance sheet to reflect the reverse acquisition (see note 10).

Basis of Presentation

The accompanying financial statements for the six months ended December 31, 2005 and 2004 are unaudited but, in the opinion of management, include all necessary adjustments (consisting of normal, recurring in nature) for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. Interim results are not necessarily indicative of results for a full year. Therefore, the results of operations for the six months ended December 31, 2005 are not necessarily indicative of operating results to be expected for the year.

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs - an amendment of ARB No. 43, Chapter 4” which is the result of the FASB’s project to reduce differences between U.S. and international accounting standards. SFAS No. 151 requires idle facility costs, abnormal freight, handling costs, and amounts of wasted materials (spoilage) be treated as current-period costs. Under this concept, if the costs associated with the actual level of spoilage or production defects are greater than the costs associated with the range of normal spoilage or defects, the difference would be charged to current-period expense, not included in inventory costs. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005, or for our year 2006. The Company has not yet determined the impact of applying the provisions of SFAS No. 151.

In December 2004, the FASB issued SFAS No. 123 (revised 2004) “Share Based Payment” (“SFAS No. 123R”). SFAS No. 123R requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees, but expresses no preference for a type of valuation model. SFAS No. 123R eliminates the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS No. 123R requires the Company to adopt the new accounting provisions beginning in the first annual reporting period that begins December 15, 2005. The Company has not yet determined the impact of applying the provisions of SFAS No. 123.

F-37-

MEDIRECT LATINO, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

Note 1. Organization and Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements (continued)

In December 2004, the FASB issued SFAS No. 153 “Exchange of Monetary Assets” an amendment of APB No. 129 “Accounting for Nonmonetary Transactions”. This statement eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 requires the Company to adopt the new accounting provisions for fiscal periods beginning after June 15, 2005. The Company estimates that the adoption of SFAS No. 153 will not have a material effect on the Company’s financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

Accounts Receivable

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible portion. This estimate is based on historical collection experience and a review of the current status of trade receivables.

Inventories

Inventories, consisting primarily of medical supplies, are stated at the lower of cost (principally determined by the first-in, first out method) or market.

Property, Plant and Equipment

Property, plant and equipment is carried at cost less accumulated depreciation and includes expenditures which substantially increase the useful lives of property and equipment. Maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the respective accounts and any gain or loss on the disposition is credited or charged to income.

Depreciation is computed using the straight-line method based on the estimated useful lives of the individual assets which range from 3-7 years.

Leasehold improvements are carried at cost less accumulated amortization and is amortized on a straight-line basis over the 5-year term of the respective lease.

Revenue Recognition

The Company is a federally licensed Part B participating provider to Medicare with billing rates pre-determined and based on contractual agreements, which assures collectibility. Revenue is recognized when the products are shipped to the customer, and are recorded at the estimated net realizable amounts.

F-38-

MEDIRECT LATINO, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

Note 1. Organization and Summary of Significant Accounting Policies (continued)

Advertising

In accordance with SOP 93-7, we capitalize and amortize direct-response advertising and related costs when we can demonstrate, among other things, that patients have directly responded to our advertisements.
We assess the realizability of the amounts of direct-response advertising costs reported as assets at the end of each reporting period by comparing the carrying amounts of such assets to the probable remaining future net cash flows expected to result directly from such advertising. Management's judgments include determining the period over which such net cash flows are estimated to be realized. A business change, including a change in reimbursement rates, that reduces expected cash flows or that shortens the period over which such net cash flows are estimated to be realized could result in accelerated charges against our earnings. For further discussion regarding the application of SOP 93-7, please (see note 5) to the financial statements.

Shipping and Handling Costs

The Company defines shipping and handling costs as only those costs incurred for a third-party shipper to transport products to the customers. These costs are not material and are included under general and administrative expense within the Statement of Operations.

Note 2. Accounts Receivable, net

At December 31, 2005 the Company was due $562,587 from customers, which is net of an allowance for doubtful accounts of $503,875. The customer base is Medicare, and third party customers. (see note 7).

Note 3. Property, Plant and Equipment

The Company's property, plant and equipment at December 31, 2005 consisted of the following:

2005

Furniture, fixtures and equipment	$165,278
Leasehold improvements	74,422
239,700

Less: Accumulated depreciation and amortization	(101,673)

$138,027

For the six months ended December 31, 2005 and 2004 depreciation and amortization totaled $28,848 and $19,667, respectively.

F-39-

MEDIRECT LATINO, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

Note 4. Long-Term Debt

During July 2004, the Company renegotiated certain private investors senior secured notes, originally bearing interest at 12% per annum, with total interest being payable in equal monthly installments between February, 2005 and July, 2005, and are collateralized by the assets of the Company. The terms of the renegotiation extended the maturity date to September 30, 2005 and included accrued interest totaling $61,248. On November 25, 2005 the notes were purchased by Jepera Investments, Inc.
The Company has agreed to pay Jepera Investments, Inc. on or before December 1, 2005 the total sum of $812,996 and issue 440,344 shares of unrestricted Common Stock as a full and final settlement of all amounts due, including interest and penalties. The Company made payment fo all amounts due for principal and interest by December 5, 2005.

During July to October 2005 the Company became obligated to certain private investors under a promissory note, unsecured and bearing interest at 10% per annum from November 1, 2005. The note matures at the time of any receipt of private or other funding in excess of $5 million, or on December 31, 2007, whichever is earlier.

Note 5. Direct-Response Advertising

In accordance with Statement of Position 93-7 ("SOP 93-7"), direct-response advertising and associated costs for our diabetes supplies and related products are capitalized and amortized to selling, general and administrative expenses on an accelerated basis. The amortization rate is such that 32% is expensed over the first year with the remaining 68% expensed on a straight-line basis over the following 3 years. Management assesses the realizability of the amounts of direct-response advertising costs reported as assets at each balance sheet date by comparing the carrying amounts of such assets to the probable remaining future net cash flows expected to result directly from such advertising. Advertising that does not meet the capitalization requirements of SOP 93-7 is expensed in the current period.

Any change in existing accounting rules or a business change that impacts expected net cash flows or that shortens the period over which such net cash flows are estimated to be realized, currently four years, could result in accelerated charges against our earnings. In addition, new or different marketing initiatives that may not qualify for direct-response advertising could result in accelerated charges against our earnings.

We perform net realizable tests of our direct-response advertising asset at each reporting period and whenever events or circumstance suggest that the carrying value may not be recoverable and record any impairment as a cost of continuing operations. Net realizable value is determined by comparing the carrying amounts of direct-response advertising costs capitalized as assets at each balance sheet date to the probable remaining future net cash flows expected to result directly from such advertising. If the carrying amount of the assets exceeds the probable remaining future net cash flows expected to result directly from such assets, an impairment loss is recognized in an amount equal to that excess.

F-40-

MEDIRECT LATINO, INC.
NOTES TO FINANCIAL STATEMENTS
UNAUDITED

Note 5. Direct-Response Advertising (continued)

In accordance with SOP 93-7, we recorded the following activity related to our direct-response advertising asset for the six months ended December 31, 2005:

2005
Capitalized direct-response advertising	$677,381
Direct-response advertising amortization	(13,519)
Impairment of direct-response advertising	-

Increase in direct-response advertising asset	663,862
Beginning direct-response advertising asset	-

Ending direct-response advertising asset	$663,862

Note 6. Major Customers

Sales to patients covered by Medicare amounted to approximately 80% of total sales for the six months ended December 31, 2005. The loss of Medicare reimbursements could have an adverse impact on the
Company's operations.

Note 7. Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable. The approximate mix of receivables from patients and third-party payors was as follows:

December 31,
2005
Medicare	$373,262
Other	693,200
1,066,462
Less allowance for doubtful accounts	(503,875)

$562,587

F-41-

MEDIRECT LATINO, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

Note 8. Related Party Transactions

In December, 2002, the Company entered into a service agreement with a major shareholder for the provision of consulting services to the Company. The terms of the agreement provide for aggregate payments of $60,000 per annum until such time as the Company enters into operations, $120,000 for the first year of operations, with annual increases thereafter of $40,000 or 3% of gross sales, whichever is greater. The agreement also provided for the payment of various expenses, including housing expenses of $4,000 per month, health insurance, and life insurance in the amount of $5 million. As additional compensation the shareholder is allocated each year 500,000 shares of stock in the form of stock options, at par value. At December 31,
2005 no stock options had been granted. Should the Company undertake any Stock Option Plan without the approval of the shareholder it will be deemed in default of the agreement and make a one time payment of
$25 million and 5 million shares. The agreement lasts for a period of ten years, with the said term extendable at the discretion of the shareholder, and provides for 52 weekly payments each year.

In December, 2002, the Company entered into a service agreement with another major shareholder for the provision of consulting services to the Company. The terms of the agreement provide for aggregate payments of $60,000 per annum until such time as the Company enters into operations, $120,000 for the first year of operations, with annual increases thereafter of $40,000 or 3% of gross sales, whichever is greater. The agreement also provided for the payment of various expenses, including housing expenses of $4,000 per month, health insurance, and life insurance in the amount of $5 million. As additional compensation the shareholder is allocated each year 500,000 shares of stock in the form of stock options, at par value. At December 31,
2005 no stock options had been granted. Should the Company undertake any Stock Option Plan without the approval of the shareholder it will be deemed in default of the agreement and make a one time payment of
$25 million and 5 million shares. The agreement lasts for a period of ten years, with the said term extendable at the discretion of the shareholder, and provides for 52 weekly paymenst each year.

Accrued consulting fees totaled $123,861 at December 31, 2005. During the six months ended December
31, 2005 and 2004 the following payments were made under the agreement:

	2005	2004
Cash	83,277	79,790
Rent	-	5,000

	$83,277	$84,790

An appraisal is being carried out by a construction company owned by a close relative of the Company president into the suitability of enlarged facilities to house the Company's operations. At December 31, 2005 a total of $10,000 had been capitalized to leasehold improvements.

On November 9, 2005 the Company entered into a consultancy agreement with a major shareholder to provide assistance in all due diligence requirements in connection with a private placing funding by a major financial institution (see note 11) and to further acts as liaison with the Company's legal counsel. The terms of the agreement calls for a payment of $15,000. During the six months ended December 31, 2005 a total of $15,000 was expensed.

F-42-

MEDIRECT LATINO, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

Note 9. Commitments and Contingencies

On July 10, 2003 the Company entered into a five year lease, with a three year option, for approximately
6,000 square feet of office and warehouse facilities in Plantation, Florida.The lease requires a minimum rental of $36,000 per year for the first year and provides for an increase of 5% on the anniversary of the lease throughout the term, including the option period. Additionally, the landlord is entitled to sales tax and its pro-rata share of all real estate taxes and common area costs. Rent charged to operations in the six months ended December 31, 2005 amounted to $31,606.

On November 21, 2005 the Company entered into a six month lease for an office in Puerto Rico which acts as a call center. The lease calls for a monthly rental of $1,300.

On November 11, 2005 the Company entered into a three year lease of office equipment. The lease calls for a rental of $16,026 per year.

The following is a schedule of approximate minimum future rentals on the non-cancelable operating lease:

Year ending December 31,
	2006	77,103
	2007	74,689
	2008	74,957
	2009	64,675
	2010	67,913
	Thereafter	42,950

		$402,287

In connection with the long-term debt, disclosed in note 4, the Company entered into an agreement with
Provident Group to act as its financial advisor in connection with the arrangement and placement of approximately $500,000 through a bridge financing facility. In connection with this agreement the Company agreed to pay retainer fees totaling $112,500, commission and success fees of 15% and 7% respectively, and reasonable expenses. The Company has concluded a finalization of this agreement (see note 4).

Note 10. Fair Value of Financial Instruments

The Company's financial instruments are accounts receivable, accounts payable, accrued expenses, and long term debt. The recorded values of accounts receivable, accounts payable, and accrued expenses approximate their fair values based on their short-term nature. The fair value of long-term debt is based on current rates at which the Company could borrow funds with similar remaining maturities, and the carrying amount approximates fair value.
F-43-

MEDIRECT LATINO, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

Note 11. Stockholders' Equity

Common stock has no preemptive or other subscription rights, and there is no conversion or redemptive rights associated with the common stock. Stockholders' have one vote per share on all matters and in the event of liquidation of the Company, will share equally in any balance of the Company's assets available for distribution to them after satisfaction of creditors and preferred shareholders.

Preferred stock has priority interests to all other stock as regards dividend rights, redemption rights, conversion rights, voting rights and rights on dissolution and winding up of the affairs of the Company. The holder of any share of preferred stock shall have the right, at their option at any time, to convert any such shares plus any accrued dividends, into such number of fully paid shares of common stock. After conversion the Company will issue to the holder of each preferred share, one share of common stock for each preferred share converted. Dividends on the series B and C preferred stock shall accrue from the date of original issuance, on a cumulative basis, at the rate of 12% and 6%, respectively, payable in each calendar year only if determined and declared by the Board of Directors. No dividend was declared during the six months ended December 31, 2005.

On July 15, 2004 the Company offered for sale through a private placement a maximum of 64 units of series
B 12% convertible preferred stock at $23,000 per unit. Each unit consists of 10,000 shares of series B preferred stock. The offer will raise a maximum of $1,472,000 with the offer period not exceeding twelve months from the date of the memorandum, subject to the right of the Company to extend the offer date by a further 180 days and to oversubscribe the offering and sell up to an additional 18 units. The Company has reserved 25% of the offering for existing stockholders' who choose to participate.

On July 23, 2004 the Company entered into a Reorganization Agreement with Interaxx Digital Tools, Inc.
whereby the stockholders' of the Company agreed to exchange all of its capital stock in return for 7,471,239 shares of Interaxx Digital Tools, Inc. which is one of four stand-alone companies resulting from a Second Joint
Plan of Reorganization. On November 3, 2004 Interaxx Digital Tools, Inc. amended its name to Latino RX
Direct, Inc. On February 10, 2005 Latino RX Direct, Inc. filed amended and restated articles changing its name to MEDirect Latino, Inc. The acquisition of Interaxx Digital Tools, Inc. was treated as a reverse acquisition for financial reporting purposes. As such, our financial statements have been prepared as MEDirect
Latino, Inc. as the acquirer. We have retroactively restated the stockholders' deficit section of our balance sheet to reflect the reverse acquisition.

At September 30, 2005 the Company had outstanding 1,200,697 series A convertible preferred units which consisted of A, B and C warrants with the right to common stock, at prices of $3.50, $5.50 and $7.50, respectively per share. Warrant exercise provisions are that for each two warrants exercised the holder shall receive three shares of tradable common stock. The A, B and C warrants expired on April 14, 2005,
August 16, 2005, and November 15, 2005, respectively.

On March 14, 2006 all outstanding series A convertible preferred units will be converted to common stock on a one for one basis.

F-44-

MEDIRECT LATINO, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

Note 11. Stockholders' Equity (continued)

On October 1, 2005 the Company entered into a "Private Placement Common Stock Offering". The terms of the offer allow the Company to raise a maximum of $1,575,000 by issuing 900,000 shares of common stock at the price of $1.75 per share. The offer was over-subscribed with a total of $2,295,310 being received and 1,311,606 shares issued. Under the terms of the agreement the Company paid professional fees totaling $144,020 and will issue a 10% stock commission and 15% cost of offering bonus to the placement agent.

During the six months ended December 31, 2005 the Company issued 42,570 shares of free trading stock to third parties for services rendered at prices ranging $2.00 to $1.90 per share, for a total of $82,629.

During the six months ended December 31, 2005 the Company sold 200,000 shares of free trading stock to a third party for $50,000.

On November 1, 2005 the Company entered into a "Placement Agent Agreement" with Oppenheimer & Co,
Inc. to act as its exclusive placement agent to sell $10 million of equity and/or equity linked securities. The
Company is required to pay Oppenheimer & Co, Inc. $25,000 upon signing of the agreement, a cash commission of 7% of the aggregate amount of the proceeds received, as well as out-of-pocket expenses not to exceed $50,000 without the Company's prior consent. The Company has the right to terminate the Offering in the event it is not completed within 60 days from the date of the "Private Placement Memorandum".
Additionally, Oppenheimer & Co, Inc. shall receive five year non-callable warrants to purchase such number of shares of the Company's Common Stock equal to 10% of the number of securities sold, exercisable at
120% of the price paid by the investors in the Offering. On December 28, 2005 by mutual agreement the
Offering was terminated.

Note 12. Litigation

The Company has filed suit against a vendor supplying telemarketing services to the Company for breach of contract. The vendor has filed suit for balances, totaling $18,000 due them for these services. The
Company believes the suit is without merit and is vigorously defending its position. Management believes that any financial responsibility that may be incurred in settlement of such lawsuit would not be material to the
Company's financial position.

The Company has been named in a lawsuit following a judgment of $712,200 against Stassa Interaxx, Inc.
a company from which four stand alone companies including Interaxx Digital Tools, Inc.(see note 11) were formed. The plaintiff has attempted to include the Company as an additional debtor to the judgment. The
Company has received legal opinion that it is unlikely that the bankruptcy court would authorize the addition of the Company to the outstanding judgment. The Company believes the suit is without merit and is vigorously defending its position.

F-45-

MEDIRECT LATINO, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

Note 13. Provision for Income Taxes

The approximate provision for federal income taxes as of December 31, 2005, consists of the following:

2005
Current (benefit)	$(356,000)
Valuation allowance	356,000

$-

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components on the net deferred taxes, at December 31, 2005 are as follows:

2005
Deferred tax assets:
Net operating loss carry forward	$(1,223,508)
Valuation allowance	1,223,508

Total net deferred tax assets	$-

SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported, if any, based on the weight of evidence, that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management has determined that a valuation allowance of $1,223,508 at December 31, 2005 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance during the six months ended
December 31, 2005 was $356,000.

The Company has incurred net operating losses since inception. At December 31, 2005 the Company had a net operating loss carry forward amounting to approximately $3.6 million for U.S. tax purposes which begin expiring in the year 2023. The Company has had a change of ownership as defined by the Internal Revenue Code section 382. As a result, a substantial annual limitation may be imposed upon the future utilization of its net operating loss carry forwards. The Company has not completed a change of ownership study and the exact impact of such limitations is unknown.

The federal statutory tax rate reconciled to the effective tax rate during the six months ended
December 31, 2005 is as follows:

2005
Tax at U.S. statutory rate	35.0%
State tax rate, net of federal benefits	5.5%
Change in valuation allowance	-40.5%

0.0%

F-46-

MEDIRECT LATINO, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

Note 14. Earnings Per Share

	December 31,	December 31,
	2005	2004
Net loss	$683,039	$266,787

Weighted average common shares outstanding	10,332,551	7,899,834

Basic loss per common share	$0.07	$0.03

Effect of dilutive securities:
Preferred stock and preferred units	2,373,483	1,913,925

Diluted loss per common share	$0.05	$0.03

Note 15. Subsequent Events

On January 18, 2006 the Company entered into a "Placement Agent Agreement" with Ehrenkrantz King
Nussbaum, Inc. to act as its exclusive placement agent to sell $6 million of equity or equity-linked securities.
The Company is required to pay a cash placement fee equal to 7% on any gross proceeds received by the
Company in connection with the sale of Securities or a Financing of which $25,000 shall be paid as an initial retainer at the time of the signing of the agreement and the balance shall be paid on the closing date on which the Company receives such aggregate consideration. Additionally, the placement agent shall act as solicitation agent in connection with the exercise of any investor warrants issued in connection with the
Financings and will receive a cash fee of 4% of the aggregate consideration received by the Company in connection with the exercise of such Warrants. On each closing date of a Financing on which aggregate consideration is paid or becomes payable to the Company for the sale of its Securities the Company shall issue to the placement agent Warrants to purchase such number of shares of the common stock of the
Company equal to 7% of the aggregate number of shares of common stock of the Company issued and issuable by the Company under and in connection with the Financings. The exercise price per share of the
Warrants shall be equal to 120% of the effective price per share paid by the Purchasers for the Securities. The
Warrants shall be exercisable after the date of issuance and shall expire five years after the date of issuance, unless otherwise extended by the Company. The Warrants shall not be callable or redeemable and shall also include one demand registration right exercisable following the first anniversary of the closing, and piggyback registration rights.

F-47-